Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

Viking Systems, Inc.

at

$0.27 Net Per Share in Cash

by

Arrow Merger Corporation,

a wholly-owned subsidiary of

CONMED Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 21, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Arrow Merger Corporation, a Delaware corporation (“Merger Sub”) and direct wholly-owned subsidiary of CONMED Corporation, a New York corporation (“CONMED”), is offering to purchase all outstanding shares of common stock, par value $0.001 (the “Shares”), of Viking Systems, Inc., a Delaware corporation (“Viking”), at a price of $0.27 per Share in cash, net to the seller but less any required withholding taxes applicable to the seller and without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 13, 2012 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Viking, CONMED and Merger Sub, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Viking (the “Merger”), with Viking continuing as the surviving corporation and a wholly-owned subsidiary of CONMED (the “Surviving Corporation”). At the effective time of the Merger, each Share issued and outstanding immediately prior to such time (other than any (i) Shares owned by CONMED, Merger Sub or any other direct or indirect wholly-owned subsidiary of CONMED and (ii) Shares held by Viking’s stockholders who properly demand appraisal for their Shares under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and less any applicable withholding taxes.

VIKING’S BOARD OF DIRECTORS RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, Viking’s board of directors (the “Viking Board”) has: (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Viking and its stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”); and (3) recommended that Viking’s stockholders accept the Offer and tender their Shares into the Offer and, if required, adopt the Merger Agreement at a stockholders’ meeting duly called and held for such purpose.

There is no financing condition to the Offer. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition (as defined in Section 13—“Conditions to the Offer”) and the other conditions described in Section 13—“Conditions to the Offer”. A summary of the principal terms of the Offer appears in Section 1—“Terms of the Offer”. You should read this entire document carefully before deciding whether to tender your Shares.

August 24, 2012

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (a) if you are a stockholder of record, (x) complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, (y) in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to U.S. Bank National Association (the “Depositary”), and (z) either deliver the certificates representing your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Tendering Shares”, in each case prior to the expiration time of the Offer, or (b) if you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares”.

* * *

Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

SUMMARY TERM SHEET

Merger Sub is making an offer to purchase all outstanding Shares at a price of $0.27 per Share in cash, net to the seller but less any required withholding taxes applicable to the seller and without interest, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions that you, as a stockholder of Viking, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand the Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we”, “our”, or “us” refer to the Merger Sub, CONMED, or Merger Sub and CONMED, as the context requires.

WHO IS OFFERING TO BUY MY SHARES?

•

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of CONMED. Merger Sub has not carried on any business activities other than entering into the Merger Agreement and activities in connection with the Offer. See the “Introduction” and Section 9—“Certain Information Concerning CONMED and Merger Sub”.

•

Viking is a leading worldwide developer, manufacturer and marketer of visualization solutions for complex minimally invasive surgery. Viking partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time. See the “Introduction” and Section 8—“Certain Information Concerning Viking”.

•

Pursuant to the Merger Agreement, CONMED has agreed to cause Merger Sub, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal, to accept and to pay for Shares validly tendered and not withdrawn in the Offer.

HOW MANY SHARES ARE YOU OFFERING TO PURCHASE?

•	We are making an offer to purchase all of the issued and outstanding Shares. See the “Introduction” and Section 1—“Terms of the Offer”.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES AND WHAT IS THE FORM OF PAYMENT?

•

We are offering to pay $0.27 per Share in cash, net to you but less any required withholding taxes applicable to you and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES IN THE OFFER?

•

If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” and Section 1—“Terms of the Offer”.

WHY ARE YOU MAKING THE OFFER?

•

We are making this Offer because we want to acquire Viking. If the Offer is consummated, CONMED intends, as soon as practicable after completion of the Offer, to cause Merger Sub to consummate the Merger. Upon consummation of the Merger, the Surviving Corporation would be a wholly-owned subsidiary of CONMED. See Section 1—“Terms of the Offer” and Section 11—“Purpose of the Offer and Plans for Viking; Summary of the Merger Agreement and Certain Other Agreements”.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. Viking, CONMED and Merger Sub have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following completion of the Offer, the Merger. See Section 11—“Purpose of the Offer and Plans for Viking; Summary of the Merger Agreement and Certain Other Agreements” and Section 13—“Conditions to the Offer”.

HAS THE VIKING BOARD APPROVED THE OFFER?

•

Yes. After careful consideration, the Viking Board has: (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Viking and its stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; and (3) recommended that Viking’s stockholders accept the Offer and tender their Shares into the Offer and, if required, adopt the Merger Agreement at a stockholders’ meeting duly called and held for such purpose. Accordingly, the Viking Board recommends that you accept the Offer and tender your Shares to Merger Sub in the Offer and, if required, vote your Shares in favor of adopting the Merger Agreement. Viking’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it will file with the Securities and Exchange Commission in connection with the Offer and will be mailed to Viking’s stockholders together with this Offer to Purchase and the Letter of Transmittal. See also the “Introduction”.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

•	The Offer is conditioned upon, among others, the following conditions:

•

there being validly tendered and not properly withdrawn a number of Shares that, together with the Shares that we beneficially own, constitute at least a majority of the total number of then outstanding Shares on a “fully-diluted basis” (which total number is the number of Shares issued and outstanding plus the number of Shares that Viking would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise);

•	our not being prohibited from consummating the Offer or the Merger by any applicable law or court order; and

•	other customary conditions.

•	We may waive any condition, in whole or in part, other than the Minimum Tender Condition, at any time and from time to time without Viking’s consent.

•	A more detailed discussion of the conditions to consummation of the Offer is contained in the “Introduction”, Section 1—“Terms of the Offer” and Section 13—“Conditions to the Offer”.

IS THE OFFER SUBJECT TO ANY FINANCING CONDITION?

•	No. There is no financing condition to the Offer.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER PURSUANT TO THE OFFER AND DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

We estimate that we will need up to approximately $25 million to purchase the Shares and to pay related fees and expenses. We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	cash is the only consideration that we are paying to the holders of the Shares in connection with the Offer;

•	we are offering to purchase all of the outstanding Shares in the Offer;

•	if the Offer is consummated, Merger Sub will acquire all remaining Shares for the same cash price in the Merger as in the Offer; and

•	CONMED has cash, cash equivalents and marketable securities that, together with the proceeds of existing debt financing commitments, will be sufficient to finance the Offer and the Merger.

See Section 12—“Source and Amount of Funds”.

HOW LONG DO I HAVE TO TENDER MY SHARES?

•

Unless the Offer is earlier terminated, you will have until 12:00 midnight, New York City time, on September 21, 2012 to tender your Shares pursuant to the Offer, unless we extend the Offer, in which event you will have until the expiration time of the Offer as so extended. In addition, if, pursuant to the Merger Agreement, we decide to provide a subsequent offering period for the Offer as described below, you will have an additional opportunity to tender your Shares. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

•

If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in Section 3—“Procedures for Tendering Shares”. See also Section 1—“Terms of the Offer”.

UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND THE OFFER?

•

We may, in our sole discretion, if at any then scheduled expiration time of the Offer, any condition to the Offer has not been satisfied or waived, extend the period of time during which the Offer remains open on one or more occasions in increments of no more than ten business days until the termination of the Merger Agreement. See Section 1—“Terms of the Offer”.

•	We will extend the period of time during which the Offer remains open for any period required by the Securities and Exchange Commission. See Section 1—“Terms of the Offer”.

•

We may be required, if requested by Viking, to provide a subsequent offering period of not less than ten business days if we do not directly or indirectly own more than 90% of the outstanding Shares after the first date and time at which Shares are accepted for payment in the Offer. Even if not requested by Viking, we may choose to provide a subsequent offering period in accordance with Rule 14d-11 under the Securities and Exchange Act of 1934, as amended. A subsequent offering period, if we include one, will be an additional period after we have accepted for payment and made payment for Shares in the Offer. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares”.

WHAT IS THE DIFFERENCE BETWEEN A SUBSEQUENT OFFERING PERIOD AND AN EXTENSION OF THE OFFER?

•

A subsequent offering period is not an extension of the Offer. During a subsequent offering period, you would not be able to withdraw any of the Shares that you had already tendered. You also would not be able to withdraw any of the Shares that you tender during the subsequent offering period. A subsequent offering period, if there is one, would occur after we have accepted, and have become obligated to pay for, all Shares that were properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the expiration time of the Offer. We will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer. See Section 4—“Withdrawal Rights”.

HOW WILL I BE NOTIFIED IF YOU EXTEND THE OFFER?

•

If we extend the Offer, we will inform U.S. Bank National Association, the Depositary for the Offer, of that fact and we will issue a press release giving the new expiration time of the Offer no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—“Terms of the Offer”.

•

If we elect to provide or extend any subsequent offering period, a public announcement of this determination will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer expired or the date of termination of any subsequent offering period. See Section 1—“Terms of the Offer”.

HOW DO I TENDER MY SHARES IN THE OFFER?

•

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to U.S. Bank National Association, the Depositary for the Offer, prior to the expiration time of the Offer. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three trading days after the date of execution of the Notice of Guaranteed Delivery. See Section 3—“Procedures for Tendering Shares”.

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates representing the Shares (or of a confirmation of a book-entry transfer of the Shares as described in Section 3—“Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for the Shares. See also Section 2—“Acceptance for Payment and Payment for Shares”.

CAN I WITHDRAW SHARES I PREVIOUSLY TENDERED PURSUANT TO THE OFFER? UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

You may withdraw previously tendered Shares any time prior to the expiration of the Offer. Further, if we have not accepted your Shares for payment by October 22, 2012, you may withdraw them at any time prior to our acceptance for payment after that date. Once we accept your Shares for payment upon the expiration of the Offer, you will no longer be able to withdraw them. Shares tendered during a subsequent offering period, if any, may not be withdrawn. See Section 4—“Withdrawal Rights”.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered pursuant to the Offer and accepted for payment. See Section 4—“Withdrawal Rights”.

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we consummate the Offer, we will expect to merge Merger Sub with and into Viking as promptly as practicable. If the Merger occurs, Viking will continue as the Surviving Corporation and become a wholly-owned subsidiary of CONMED, and each issued and then outstanding Share (other than any (i) Shares owned by CONMED, Merger Sub or any other direct or indirect wholly-owned subsidiary of CONMED, and (ii) Shares held by Viking’s stockholders who properly demand appraisal for their Shares under Delaware law) will be canceled and converted automatically into the right to receive $0.27 per Share in cash, net to the seller but less any required withholding taxes applicable to the seller and without interest. See also the “Introduction”.

•

If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by Viking’s stockholders under the DGCL to complete the Merger. In addition, if we own at least 90% of the outstanding Shares, we will not be required to submit the adoption of the Merger Agreement to a vote of Viking’s stockholders.

•	The Merger will not be consummated unless we accept Shares for payment pursuant to the Offer.

IF A MAJORITY OF SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL VIKING CONTINUE AS A PUBLIC COMPANY?

•	Following purchase of the Shares in the Offer, we expect to consummate the Merger. If the Merger occurs, Viking will no longer be publicly owned.

IF YOU SUCCESSFULLY COMPLETE THE OFFER, WHAT WILL HAPPEN TO THE VIKING BOARD?

•

If we accept the Shares for payment pursuant to the Offer, under the Merger Agreement, we will become entitled to designate at least a majority of the members of the Viking Board, subject to the right of Viking to designate at least three existing directors who were members of the Viking Board on August 13, 2012, who will continue on the Viking Board following the appointment of directors by us and prior to the Merger. In addition, Viking and CONMED will use reasonable best efforts to cause the independent members of the Viking Board to consist of Amy S. Paul, Hooks K. Johnston and William Tumber. Viking must also use its reasonable best efforts to elect or appoint CONMED’s designees to the Viking Board in such number as is proportionate to our Share ownership, including increasing the size of the Viking Board and/or securing the resignations of incumbent directors. Therefore, if we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Viking shortly thereafter. After the election or appointment of the directors designated by us to the Viking Board and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of a majority of the remaining incumbent directors will be required to (i) agree to amend or terminate the Merger Agreement in a manner that would materially and adversely affect the holders of Shares on behalf of Viking, (ii) waive any of Viking’s rights under the Merger Agreement in a manner that would materially and adversely affect the holders of Shares, or (iii) extend the time for performance of our obligations under the Merger Agreement. See Section 11—“Purpose of the Offer and Plans for Viking; Summary of the Merger Agreement and Certain Other Agreements”.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•

If you decide not to tender your Shares in the Offer and the Merger occurs as described above, then, unless you validly exercise your appraisal rights under Delaware law, in the Merger your Shares will be cancelled and converted into the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

•	If you decide not to tender your Shares in the Offer, we purchase Shares that have been tendered and the Merger does not occur, you will remain a stockholder of Viking.

See the “Introduction” and Section 7—“Possible Effects of the Offer on the Market for the Shares; OTC Bulletin Board Quotation; Exchange Act Registration and Margin Regulations”.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•

On August 13, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on the OTC Bulletin Board was $0.19 per Share. Therefore, the Offer Price of $0.27 per Share represents a premium of 42% over the closing price of the Shares before announcement of the Merger Agreement.

•

On August 23, 2012, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on the OTC Bulletin Board was $[0.26] per Share. See Section 6—“Price Range of Shares; Dividends”.

HAVE ANY STOCKHOLDERS ALREADY AGREED TO TENDER THEIR SHARES IN THE OFFER OR TO OTHERWISE SUPPORT THE OFFER?

•

Yes. On August 13, 2012, as a condition and inducement to our willingness to enter into the Merger Agreement, each of DAFNA LifeScience Ltd, DAFNA LifeScience Market Neutral Ltd., DAFNA LifeScience Select Ltd., The Focus Fund LP, Clinton Special Opportunities Master Fund, Ltd., Clinton Magnolia Master Fund, Ltd., and William C. Bopp entered into a tender and voting agreement with us, whereby each such stockholder agreed to tender pursuant to the Offer all of the Shares that such stockholder beneficially owns and, if necessary, vote such Shares in favor of the Merger Agreement at any stockholders’ meeting called for that purpose. This agreement represents commitments to tender an aggregate of approximately 43% of Viking’s issued and outstanding Shares.

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

•

If the conditions to the Offer as set forth in Section 13—“Conditions to the Offer” are satisfied or waived and Merger Sub consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $0.27 in cash without interest (and less any amounts required to be deducted and withheld under any applicable law) promptly following expiration of the Offer. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares”.

WHAT IS THE TOP-UP OPTION AND WHEN COULD IT BE EXERCISED?

•

Viking has granted Merger Sub an irrevocable option (the “Top-Up Option”), exercisable from and after the date and time at which Merger Sub first accepts for payment Shares tendered pursuant to the Offer, to purchase up to that number of newly issued Shares (the “Top-Up Option Shares”) equal to the aggregate number of Shares that Viking is authorized to issue under its certificate of incorporation but that are not issued and outstanding at the time of exercise of the Top-Up Option, in each case, for consideration per Top-Up Option Share equal to the Offer Price. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Merger Sub to effect such a “short-form” merger pursuant to Section 253 of the DGCL without the need for a meeting of holders of Shares at a time when the approval of the Merger at any meeting of Viking’s stockholders would be assured because of Merger Sub’s ownership of a majority of the Shares following completion of the Offer. See Section 11—“Purpose of the Offer and Plans for Viking; Summary of the Merger Agreement and Certain Other Agreements” and Section 15—“Certain Legal Matters”.

HOW WILL MY OUTSTANDING VIKING OPTIONS AND WARRANTS BE TREATED IN THE OFFER AND THE MERGER?

•	The Offer is being made for all outstanding Shares, and not for options or warrants to purchase Shares (each, a “Viking Option” or “Viking Warrant”, respectively) or other equity awards.

•

Viking Options may not be tendered pursuant to the Offer. If you wish to tender Shares underlying Viking Options, you must first exercise your Viking Options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer. At the effective time of the Merger, all outstanding Viking Options will be canceled and will only entitle the holder to receive an amount in cash as soon as practicable after the effective time of the Merger, equal to (i) the product of (A) the total number of Shares subject to each Viking Option, multiplied by (B) the excess, if any, of the Offer Price over the per-Share exercise price under such Viking Option less (ii) applicable taxes required to be withheld.

•

Viking Warrants may not be tendered pursuant to the Offer. If you wish to tender Shares underlying Viking Warrants, you must first exercise your Viking Warrants in accordance with their terms in sufficient time to tender the Shares received into the Offer. At the effective time of the Merger, all outstanding Viking Warrants will be cancelled and will only entitle the holder to receive, as soon as reasonably practicable after the effective time of the Merger, an amount in cash equal to the (i) product of (A) the total number of Shares subject to such Viking Warrant, times (B) the excess of the per Share Merger Consideration over the exercise price per Share under such Viking Warrant, less (ii) applicable taxes required to be withheld.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

•

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. In general, a stockholder whose Shares are sold pursuant to the Offer, or exchanged for cash pursuant to the Merger, will recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold or exchanged. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger. See Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

•

You will not have appraisal rights in the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will have appraisal rights under the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of such Shares. This value may be the same, more or less than the price that we are offering to pay you in the Offer.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available appraisal rights and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” will be to United States dollars.

To All Holders of Shares of

VIKING SYSTEMS, INC.

INTRODUCTION

Arrow Merger Corporation, a Delaware corporation (“Merger Sub”) and direct wholly-owned subsidiary of CONMED Corporation, a New York corporation (“CONMED”), is offering to purchase all outstanding shares of common stock, par value $0.001 (the “Shares”), of Viking Systems, Inc., a Delaware corporation (“Viking”), at a price of $0.27 per Share in cash, net to the seller but less any required withholding taxes applicable to the seller and without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 13, 2012 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Viking, CONMED and Merger Sub, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Viking (the “Merger”), with Viking continuing as the surviving corporation and a wholly-owned subsidiary of CONMED (the “Surviving Corporation”). At the effective time of the Merger, each Share issued and outstanding immediately prior to such time (other than any (i) Shares owned by CONMED, Merger Sub or any other direct or indirect wholly-owned subsidiary of CONMED and (ii) Shares held by Viking’s stockholders who properly demand appraisal for their Shares under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and less any applicable withholding taxes. Capitalized terms used, but not defined, herein will have the respective meanings given to them in the Merger Agreement. CONMED has agreed pursuant to the Merger Agreement to cause Merger Sub to, upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, accept and pay for Shares validly tendered and not withdrawn in the Offer.

If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker or bank as to whether they charge any service fees. We will pay all charges and expenses of U.S. Bank National Association, the depositary for the Offer (the “Depositary”) and Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—“Conditions to the Offer”.

The Offer will expire at 12:00 midnight, New York City time, on September 21, 2012, unless the Offer is extended or earlier terminated. See Section 1—“Terms of the Offer”, Section 13—“Conditions to the Offer” and Section 15—“Certain Legal Matters”.

After careful consideration, Viking’s board of directors (the “Viking Board”) has: (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Viking and its stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”); and (3) recommended that Viking’s stockholders accept the Offer and tender their Shares into the Offer and, if required, adopt the Merger Agreement at a stockholders’ meeting duly called and held for such purpose. Accordingly, the Viking Board recommends that the stockholders of Viking accept the Offer and tender their Shares to Merger Sub in the Offer and, if required, vote their Shares in favor of adopting the Merger Agreement.

A more complete description of the Viking Board’s reasons for authorizing and approving the Merger Agreement and recommending that holders of Shares accept the Offer and tender their Shares into the Offer and, if required, vote their Shares in favor of adopting the Merger Agreement, is set forth in Viking’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which it will file with the Securities and Exchange Commission (the “Commission”) in connection with the Offer and will be mailed to Viking’s stockholders with this Offer to Purchase and the Letter of Transmittal.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than any (i) Shares owned by CONMED, Merger Sub or any other direct or indirect wholly-owned subsidiary of CONMED and (ii) Shares held by Viking’s stockholders who properly demand appraisal for their Shares under Delaware law) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price payable, without interest, to the holder of such Share, upon surrender of the certificate that formerly represented such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent’s Message (as defined below) relating to such Shares. The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for Viking; Summary of the Merger Agreement and Certain Other Agreements”.

Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by holders of a majority of the outstanding Shares, if required by applicable law. If the Minimum Tender Condition (see Section 13—“Conditions to the Offer”) is satisfied and Merger Sub accepts Shares for payment pursuant to the Offer, Merger Sub will then have sufficient voting power to adopt the Merger Agreement without the vote in favor of the adoption of the Merger Agreement by any other holder of Shares. A vote of holders of Shares to adopt the Merger Agreement would not be required at all in the event the Merger is consummated pursuant to Section 253 of the DGCL, which provides that, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such subsidiary corporation (a “short-form merger”). Therefore, if Merger Sub owns 90% or more of the outstanding Shares, under applicable law, Merger Sub and CONMED will be able to complete the Merger without any vote on the adoption of the Merger Agreement by the holders of Shares. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Merger Sub to effect a short-form merger pursuant to applicable Delaware law at a time when the approval of the Merger at a meeting of Viking’s stockholders would be assured because of Merger Sub’s ownership of a majority of the Shares following completion of the Offer.

Upon the terms and subject to the conditions set forth in the Merger Agreement, in the event that Merger Sub acquires at least 90% of the then outstanding Shares pursuant to the Offer (including through purchases during any subsequent offering period or through exercise of the Top-Up Option (see Section 11—“Purpose of the Offer and Plans for Viking; Summary of the Merger Agreement and Certain Other Agreements”), the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of Viking. See Section 15—“Certain Legal Matters”.

Stockholders who have not tendered their Shares and continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—“Certain Legal Matters”.

If we accept the Shares for payment pursuant to the Offer, pursuant to the Merger Agreement, we will become entitled to designate at least a majority of the members of the Viking Board, subject to the right of Viking to designate at least three existing directors who were members of the Viking Board on the date of the Merger Agreement, who will continue on the Viking Board following the appointment of directors by CONMED and prior to the Merger. In addition, Viking and CONMED will use reasonable best efforts to cause the independent members of the Viking Board to consist of Amy S. Paul, Hooks K. Johnston and William Tumber. See Section 11—“Purpose of the Offer and Plans for Viking; Summary of the Merger Agreement and Certain Other Agreements”.

Viking has informed Merger Sub that, as of August 13, 2012, there were 72,554,620 Shares issued and outstanding, together with Warrants and Company Options (each, as defined in Section 11—“Purpose of the Offer and Plans for Viking; Summary of the Merger Agreement and Certain Other Agreements”) in respect of 29,864,795 and 11,657,920 Shares, respectively. Based upon the foregoing, the Minimum Tender Condition will be satisfied if 57,038,668 Shares are validly tendered and not withdrawn prior to the expiration time of the Offer. The actual number of Shares that are required to be tendered to satisfy the Minimum Tender Condition will depend upon the actual number of then outstanding Shares on a fully-diluted basis at the expiration time of the Offer.

Certain material United States federal income tax consequences to U.S. Holders (as defined below) of the sale of the Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger are described in Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase.

If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of a reclassification, stock split (including a reverse stock split), stock dividend, distribution or division, recapitalization, merger, issuer tender offer or issuer exchange offer or other similar transaction, the Offer Price will be appropriately adjusted.

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Viking has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Viking’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

THE OFFER

1.	Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration time of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4—“Withdrawal Rights”.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—“Conditions to the Offer”. We may terminate the Offer without purchasing any Shares if certain events described in Section 11—“Purpose of the Offer and Plans for Viking; Summary of the Merger Agreement and Certain Other Agreements” occur.

To the extent permitted by the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and other applicable law, we expressly reserve the right to waive any condition and to make any other changes to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of Viking:

(1)	reduce the number of Shares subject to the Offer;

(2)	reduce the Offer Price;

(3)	waive the Minimum Tender Condition;

(4)	add to the conditions set forth in Section 13—“Conditions to the Offer” or modify any such conditions in any manner adverse to the holders of the Shares;

(5)	extend the expiration time of the Offer, except as provided in the Merger Agreement; or

(6)	change the form of consideration payable in the Offer.

We may, in our sole and absolute discretion, offer additional consideration constituting the Offer Price without the consent of Viking. If, on or before the expiration time of the Offer, we increase the consideration being paid for Shares accepted for payment in the Offer, this increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not their Shares were tendered before the announcement of the increase in consideration.

We will extend the Offer for any period required by the Commission or the staff thereof. We may also, without the consent of Viking, if at any then scheduled expiration time, any condition to the Offer has not been satisfied or waived (to the extent permitted under applicable laws), extend the period of time during which the Offer remains open on one or more occasions in increments of no more than ten business days until the earlier of the termination of the Merger Agreement.

There can be no assurance that we will be required or permitted under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights”.

Unless the Merger Agreement or the Offer is terminated in accordance with its terms, we may in our sole discretion commence a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) after the Acceptance Time. We are also required, if requested by Viking, to provide a subsequent offering period of not less than ten business days if we do not directly or indirectly own more than 90% of the outstanding Shares prior to commencement of such subsequent offering period. A subsequent offering period, if we include one, will be an additional period after we have accepted for payment and made payment for Shares in the Offer.

If we provide a subsequent offering period, tendering stockholders will not have withdrawal rights. A subsequent offering period is not an extension of the Offer, which already will have been completed. A subsequent offering period, if there is one, will occur after we have accepted, and have become obligated to pay for, all Shares that were properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the expiration time of the Offer. We will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act and the interpretations thereof or otherwise under applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, not to accept for payment any Shares if, at the expiration time of the Offer, any of the conditions to the Offer set forth in Section 13—“Conditions to the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 13—“Conditions to the Offer”. Under certain circumstances, CONMED and Merger Sub may terminate the Merger Agreement and the Offer. See Section 11—“Purpose of the Offer and Plans for Viking; Summary of the Merger Agreement and Certain Other Agreements”.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release and making any appropriate filing with the Commission.

Viking has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Viking’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration time of the Offer, we will accept for payment, purchase and pay for, all Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares”, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares”) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary. See Section 3—“Procedures for Tendering Shares”.

For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing these unpurchased Shares will be returned (or new certificates representing the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares”, these Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.	Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration time of the Offer and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) these Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the expiration time of the Offer, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer the Shares into the Depositary’s account in accordance with DTC’s procedures for the transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the expiration time of the Offer, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation”.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates representing Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of such certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates representing Shares are not immediately available and cannot be delivered to the Depositary prior to the expiration time of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration time of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Merger Sub, is received by the Depositary (as provided below) prior to the expiration time of the Offer; and

•

the certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the OTC Bulletin Board market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF THIS DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any provision of the Merger Agreement, we will pay for Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the expiration time of the Offer only after timely receipt by the Depositary of (a) certificates representing (or a timely Book-Entry Confirmation with respect to) these Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates representing Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will we pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints our designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Viking, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of CONMED, Merger Sub or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding. In order to avoid “backup withholding” at a rate of 28% of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at a rate of 28%. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign an appropriate Form W-8 (instead of a Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary or at www.irs.gov. See Instruction 9 to the Letter of Transmittal.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the expiration time of the Offer as explained below. Further, if we have not accepted your Shares for payment by October 22, 2012, you may withdraw them at any time prior to our acceptance for payment after that date.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of CONMED, Merger Sub or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the expiration time of the Offer.

If we extend the Offer, delay our acceptance for payment of Shares, or we are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 prior to the expiration time of the Offer or as otherwise required by Rule 14e-1(c) under the Exchange Act.

In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered pursuant to the Offer and accepted for payment.

5.	Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger

Introduction

The following is a summary of certain material United States federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This summary is limited to U.S. Holders who hold Shares as capital assets (generally, property held for investment purposes). In addition, this summary does not address tax considerations that may be applicable to a U.S. Holder’s particular circumstances or to U.S. Holders that may be subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, S corporations, partnerships and other pass-through entities, trusts, stockholders liable for the alternative minimum tax, traders who elect to apply a mark-to-market method of accounting, U.S. expatriates and tax-exempt organizations), persons that own or have owned more than five percent of any class of shares by vote or by value (whether actually or constructively), dissenting stockholders or U.S. Holders who acquired Shares in connection with stock options, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a wash sale straddle, hedge, conversion, constructive sale or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discuss below. This summary does not address holders of restricted stock, holders of options to purchase Viking’s Shares or holders of restricted stock units. In addition, this summary does not address any United States federal estate or gift tax consequences, nor any state, local or non-U.S. tax consequences, of the Offer and the Merger.

For purposes of this summary, a “U.S. Holder” is a Viking stockholder that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for United States federal income tax purposes.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer and the Merger. We urge you to consult your own tax advisor with respect to the particular U.S. federal, state, and local, or foreign tax consequences of the Offer and the Merger to you.

Effect of the Offer and the Merger

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in connection with the Offer or the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.

Information Reporting and Backup Withholding

Payments made to U.S. Holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct and such holder is not subject to backup withholding. Certain holders (including corporations) generally are exempt from backup withholding provided that they appropriately establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

6.	Price Range of Shares; Dividends

The Shares are traded on the over-the-counter (“OTC”) market and are quoted on the OTC Bulletin Board under the symbol “VKNG.OB.” As reported by the OTC Bulletin Board, the last sale price for the Shares was $0.[26] per Share, which was the sale price at which the Shares last traded on August 23, 2012. Viking has never paid dividends on its Shares, and under the terms of the Merger Agreement, Viking is not permitted to declare or pay dividends with respect to the Shares without the prior written consent on CONMED. See Section 14—“Dividends and Distributions”. Stockholders are urged to obtain a current market quotation or other form of valuation for the Shares.

	High	Low
Fiscal Year Ended December 31, 2010:

First Quarter	$0.29	$0.14
Second Quarter	$0.29	$0.16
Third Quarter	$0.46	$0.21
Fourth Quarter	$0.49	$0.27

Fiscal Year Ended December 31, 2011:

First Quarter	$0.31	$0.23
Second Quarter	$0.36	$0.24
Third Quarter	$0.28	$0.18
Fourth Quarter	$0.32	$0.19

Fiscal Year Ended December 31, 2012:

First Quarter	$0.25	$0.19
Second Quarter	$0.25	$0.17
Third Quarter (through 08/23/12)	$0.27	$0.16

7.	Possible Effects of the Offer on the Market for the Shares; OTC Bulletin Board Quotation; and Exchange Act Registration

Effect of Merger. Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Viking, and Viking will be the Surviving Corporation. Merger Sub’s directors immediately prior to the effective time of the Merger will be the initial directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price.

OTC Bulletin Board Quotation. The Shares are not listed or traded on any national exchange. The Shares are over-the-counter securities quoted on the OTC Bulletin Board, a regulated quotation service that displays real-time quotes, last-sale prices, and volume information for OTC securities. The OTC Bulletin Board is not a listing service, market, or exchange. To be eligible for quotation on the OTC Bulletin Board, issuers must remain current in their filings with the Commission or applicable regulatory authorities. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are no longer eligible for quotation on the OTC Bulletin Board, the market for Shares may be adversely affected.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Viking upon application to the Commission if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares. If deregistration should occur, then, as indicated above, the Shares may no longer be available for quotation on the OTC Bulletin Board.

We intend to seek to cause Viking to apply for termination of registration of the Shares as soon as possible after completion of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Viking to its stockholders and to the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to Viking. Furthermore, the ability of “affiliates” of Viking and persons holding “restricted securities” of Viking to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

8.	Certain Information Concerning Viking

The following description of Viking and its business has been taken from Viking’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and is qualified in its entirety by reference to such report.

Viking is a Delaware corporation with its principal office located at 134 Flanders Road, Westborough, Massachusetts, 01581. Viking’s telephone number at such corporate headquarters is (508) 366-3668.

Viking is a leading worldwide developer, manufacturer and marketer of visualization solutions for complex minimally invasive surgery. Viking partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time.

Viking sells the most recent version of its proprietary visualization system, called the 3DHD Vision System, under the Viking brand inside and outside the United States through its distributor network. Its 3DHD Vision System is an advanced three dimensional, or 3D, vision system which employs a flat screen monitor and passive glasses. It is used by surgeons during complex minimally invasive laparoscopic surgery, with applications in urologic, gynecologic, bariatric, cardiac, neurologic and general surgery. Viking released its 3DHD Vision System in the fourth quarter of 2010 and believes it to be the only stand-alone 3D laparoscopic vision system available today that is both FDA-cleared and CE-marked. From initial product release through December 31, 2011, Viking shipped a cumulative total of 77 3DHD systems, including 38 distributor demonstration systems,

32 customer systems, two “Center of Excellence” systems, and five company-owned market development systems to independent commissioned representatives.

Viking also manufactures two dimensional, or 2D, digital cameras that are sold to third-party companies who sell to end users through their Original Design Manufacturer, or ODM, programs and Original Equipment Manufacturer, or OEM, programs. Viking has sold more than 2,000 2D digital cameras to ODM/OEM partners, including Boston Scientific Corporation and Medtronic, Inc. Viking’s ODM products are jointly designed with its partners to meet their exact specifications for their particular market.

Viking’s proprietary technology and know-how center on its core technical competencies in optics, digital imaging, sensors, and image management. Its focus is to deliver advanced visualization solutions to surgical teams, enhancing their capability and performance in complex minimally invasive surgical procedures.

Available Information. Viking is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Viking’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Viking’s securities, any material interests of such persons in transactions with Viking, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Viking’s stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission’s Public Reference Room in Washington, DC can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Viking, who file electronically with the Commission. The address of that site is http://www.sec.gov. Viking also maintains an Internet website at http://www.vikingsystems.com. The information contained in, accessible from or connected to Viking’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Viking’s filings with the Commission. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning Viking contained in this Offer to Purchase has been based upon publicly available documents and records on file with the Commission and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of CONMED, Merger Sub or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Viking contained in such documents and records or for any failure by Viking to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.	Certain Information Concerning CONMED and Merger Sub

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and monitoring. CONMED’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies. They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology. Headquartered in Utica, New York, CONMED’s 3,400 employees distribute its products worldwide from several manufacturing locations.

CONMED has historically used strategic business acquisitions and exclusive distribution relationships to diversify product offerings, increase market share in certain product lines, realize economies of scale and take advantage of growth opportunities in the healthcare field. CONMED is committed to offering products with the highest standards of quality, technological excellence and customer service. Substantially all of its facilities have attained certification under the ISO international quality standards and other domestic and international quality accreditations.

CONMED’s headquarters are located at 525 French Road, Utica, New York, 13502 and the telephone number at such headquarters is (315) 797-8375.

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of CONMED. Merger Sub has not conducted any business activities since its organization. All outstanding shares of capital stock of Merger Sub are owned by CONMED. The principal office of Merger Sub is located at the same address as CONMED’s principal office listed below, and Merger Sub’s telephone number at that address is the same telephone number as CONMED’s telephone number listed below.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Merger Sub and CONMED are listed in Schedule A to this Offer to Purchase.

During the last five years, neither Merger Sub nor CONMED or, to the best knowledge of Merger Sub and CONMED, any of the persons listed in Schedule A to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase, neither Merger Sub nor CONMED or, to the best knowledge of Merger Sub and CONMED, any of the persons listed in Schedule A to this Offer to Purchase, or any associate or majority-owned subsidiary of CONMED or Merger Sub or any of the persons listed in Schedule A to this Offer to Purchase, beneficially owns any equity security of Viking, and neither Merger Sub nor CONMED or, to the knowledge of Merger Sub, and CONMED, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Viking during the past 60 days.

Except as described in the Tender Offer Statement on Schedule TO filed by CONMED with the Commission pursuant to Rule 14d-3 under the Exchange Act, of which this Offer to Purchase forms a part, (i) there have not been any contacts, transactions or negotiations between Merger Sub or CONMED, any of their respective subsidiaries or, to the knowledge of Merger Sub and CONMED, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and Viking or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (ii) neither Merger Sub nor CONMED or, to the knowledge of Merger Sub and CONMED, any of the persons listed on Schedule A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Viking.

10.	Background of the Offer and Merger; Past Contacts or Negotiations between CONMED and Viking

The information set forth below regarding Viking was provided by Viking, and none of CONMED, Merger Sub or any of their respective affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which CONMED, its affiliates or its representatives did not participate. The following contains a description of contacts between representatives of CONMED and representatives of Viking that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Viking’s activities relating to these contacts, please refer to Viking’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

CONMED regularly evaluates strategies to enhance value for its stockholders, including opportunities for acquisitions of other companies, their product lines, intellectual property or their other assets.

On February 8, 2012, a representative of Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) initiated contact with William W. Abraham, Vice President—Business Development of CONMED, indicating that Viking was reviewing potential strategic alternatives and inquiring as to whether CONMED would have an interest in learning more about the opportunity.

On February 22, 2012, in response to follow-up correspondence from Cantor Fitzgerald, Mr. Abraham replied that CONMED would be interested in reviewing more information about Viking. Later that day, Cantor Fitzgerald sent Mr. Abraham a draft confidentiality agreement.

On March 15, 2012, CONMED and Viking agreed to the final terms of the confidentiality agreement and executed it. Pursuant to the definitive confidentiality agreement, the parties agreed to use each other’s confidential information solely for the purpose of evaluating and, if applicable, negotiating a possible business relationship with each other.

On March 20, 2012, CONMED received a confidential information memorandum from Cantor Fitzgerald describing Viking’s business and operations.

On April 12, 2012, at CONMED’s request, representatives of Cantor Fitzgerald and Viking, including John “Jed” Kennedy, President and Chief Executive Officer of Viking, participated in a conference call with representatives of CONMED to discuss Viking’s business and technology. Over the next several weeks, representatives of CONMED and Cantor Fitzgerald corresponded about the transaction process, and, on April 23, 2012, Cantor Fitzgerald indicated that it was seeking the submission of written, non-binding preliminary proposals by May 7, 2012.

On May 8, 2012, Mr. Abraham informed Cantor Fitzgerald that CONMED would not be submitting a proposal. However, on June 6, 2012, Joseph G. Darling, President of CONMED Linvatec and Vice President of Corporate Commercial Operations, called Mr. Kennedy to indicate renewed interest in learning more about Viking’s technology and exploring a potential acquisition of Viking by CONMED. Shortly thereafter, Mr. Abraham placed a similar call to a representative of Cantor Fitzgerald. During the first two weeks of June 2012, representatives of CONMED and Cantor Fitzgerald continued to hold discussions about Viking and the status of its strategic review, and Cantor Fitzgerald informed CONMED that Viking was still open to discussing the possibility of a transaction with CONMED.

On June 19, 2012, representatives of CONMED, including Mr. Darling, attended a meeting at Viking’s offices in Massachusetts, at which Viking management made a presentation about Viking’s business and operations.

On July 6, 2012, Mr. Darling called Mr. Kennedy to inquire as to the status of Viking’s process. Mr. Kennedy replied that Viking was quite far along and inquired as to whether CONMED would be submitting an acquisition proposal. Mr. Darling indicated that he would discuss the matter with CONMED management. Also that day, a representative of Cantor Fitzgerald called Mr. Abraham to ask whether CONMED would be submitting an acquisition proposal.

On July 10, 2012, CONMED sent to Cantor Fitzgerald a proposal (the “July 10 Proposal”) for CONMED to acquire all of the outstanding Shares for $0.20 per Share, which represented a premium of 11.1% to Viking’s closing price on July 9, 2012.

Later that day and in the ensuing days, representatives of CONMED discussed the July 10 Proposal with representatives of Cantor Fitzgerald and Viking. A representative of Cantor Fitzgerald advised Mr. Abraham that Viking’s board of directors and stockholders might view the July 10 Proposal as inadequate. On July 12, 2012, Mr. Kennedy informed Mr. Darling that CONMED would need to increase its proposed acquisition price before Viking would engage in further negotiations with CONMED.

On July 13, 2012, CONMED sent to Cantor Fitzgerald a revised proposal (the “July 13 Proposal”) for CONMED to acquire all of the outstanding Shares for $0.22 per Share, which represented a premium of 15.8% to Viking’s closing price on July 12, 2012. The July 13 Proposal provided that, among other conditions to the proposed transaction, CONMED would require Viking’s major stockholders to enter into voting agreements in support of the transaction. In addition, the July 13 Proposal indicated that CONMED’s non-binding offer expired on July 17, 2012 and requested that Viking not solicit any competing proposals prior to August 12, 2012.

On July 17, 2012, Mr. Abraham discussed the July 13 Proposal with a representative of Cantor Fitzgerald, who stated that the proposed consideration represented by the July 13 Proposal was still inadequate. In addition, he indicated that Viking was expected to incur approximately $1 million in transaction expenses, for which CONMED would become responsible by virtue of the proposed acquisition. He also requested that CONMED provide Viking with a loan of $1 million to finance Viking’s operations between signing and closing (the “Bridge Loan”).

On July 18, 2012, CONMED sent to Cantor Fitzgerald a revised proposal (the “July 18 Proposal”) for CONMED to acquire all of the outstanding Shares for $0.27 per Share, which represented a premium of 42.1% to Viking’s closing price on July 17, 2012. The July 18 Proposal also indicated that CONMED would agree to cover Viking’s transaction costs up to $1 million and to provide financing of up to $1 million to support Viking’s continued operations until closing. As with the July 13 Proposal, the July 18 Proposal provided that, among other conditions to the proposed transaction, CONMED would require Viking’s major stockholders to enter into voting agreements in support of the transaction. In addition, the July 18 Proposal indicated that CONMED’s non-binding offer expired on July 19, 2012 and requested that Viking not solicit any competing proposals prior to August 12, 2012.

On July 20, 2012, CONMED sent to Cantor Fitzgerald another revised proposal (the “July 20 Proposal”), which contained the same indicative terms that were set forth in the July 18 Proposal, except that it (i) provided that CONMED’s non-binding offer expired on July 24, 2012 (instead of July 19, 2012), and (ii) requested Viking’s countersignature, reflecting its agreement not to solicit any competing proposals prior to August 12, 2012. On July 23, 2012, CONMED received a countersigned copy of the July 20 Proposal.

Later in the day on July 20, 2012, a conference call was convened in order to introduce more formally the parties and their advisors. CONMED participants included Joseph J. Corasanti, CEO and President, Mr. Abraham, and Daniel S. Jonas, Vice President-Legal Affairs. Viking participants included Mr. Kennedy and Robert Mathews, Viking’s Chief Financial Officer. Representatives of CONMED’s outside legal counsel, Sullivan & Cromwell LLP (“S&C”) and Viking’s outside legal counsel, Trombly Business Law, PC (“TBL”) also participated.

On July 26, 2012, Mr. Kennedy contacted Mr. Abraham about changes that were being considered with respect to Viking’s 2012 Executive Board Bonus Plan. Mr. Kennedy stated that, in order to ensure retention and incentivize the committed work that would be necessary to complete the proposed transaction successfully, Viking planned to pay out 100% achievement of full year target bonus amounts upon closing of the transaction. CONMED suggested that any such payouts should be made in 2013 to personnel who remain employed at the time of filing of CONMED’s Annual Report on Form 10-K.

During the week of July 30, 2012, Viking opened an online data site, and CONMED began its due diligence review of the documents made available. Over the next two weeks, CONMED reviewed information provided and had follow-up discussions with employees of Viking and its representatives.

On July 31, 2012, representatives of CONMED, Viking, S&C and TBL participated in a conference call on which CONMED proposed structuring the acquisition as an upfront tender offer with a back-end merger. The next day, Mr. Jonas sent Viking a preliminary draft merger agreement.

On August 3, 2012, representatives of CONMED, Viking, Cantor Fitzgerald, S&C and TBL convened a conference call to discuss the draft merger agreement. On behalf of Viking, a representative of Cantor Fitzgerald identified issues relating to: (i) a purchase price adjustment that CONMED had proposed in the event that Viking’s transaction expenses exceeded $1 million; (ii) the timing of Viking’s repayment of the Bridge Loan; and (iii) a provision that CONMED had proposed whereby, upon termination of the merger agreement under certain circumstances, CONMED would have the option of receiving either a cash termination fee or a non-exclusive license of Viking intellectual property (the “Proposed Termination License”). On August 6, 2012, TBL provided a revised draft of the merger agreement to S&C.

On August 6, 2012, CONMED met with Mr. Kennedy to discuss potential integration strategies and operational objectives. At this meeting, CONMED expressed interest in the possibility of employing Mr. Kennedy to lead CONMED’s video system strategic business unit after consummation of the proposed transaction. As of the date of this Offer to Purchase, the parties have not discussed any terms of such potential employment (including compensation), or entered into any agreement with respect thereto.

On August 7, TBL provided S&C with a schedule of Viking’s estimated transaction expenses, and, after further discussion, CONMED agreed to withdraw its request for an expense-related purchase price adjustment.

On August 8, 2012, the parties convened a conference call regarding the merger agreement, on which CONMED stated that it would be willing to withdraw its request for the Proposed Termination License, so long as (i) the merger agreement did not contain a reverse termination fee payable by CONMED (which Viking had previously proposed) and (ii) the merger agreement provided that CONMED would receive a capped reimbursement from Viking in the event that the Minimum Tender Condition failed to be satisfied (which Viking had previously resisted). In addition, CONMED stated that it was unwilling to serve as a long-term lender to Viking in the event that the transactions were not consummated, but that CONMED might be willing to accommodate Viking’s request for a slightly longer repayment period for the Bridge Loan. To that end, although CONMED had originally proposed that the Bridge Loan would become payable within two business days following termination of the merger agreement for any reason, CONMED agreed to extend this repayment deadline to 90 calendar days after termination (unless Viking pursued an alternative acquisition proposal).

At CONMED’s direction, S&C circulated a revised merger agreement on August 9, 2012. Over the course of the ensuing weekend and the following Monday, the parties continued to discuss and negotiate the merger agreement.

Also during that period, after Viking had entered into confidentiality agreements with any relevant stockholders not already bound by confidentiality obligations, CONMED finalized a tender and voting agreement (the “Tender and Voting Agreement”) with Viking’s major stockholders, pursuant to which each such stockholder agreed to tender pursuant to the Offer all of the Shares that it beneficially owns and, if necessary, vote such Shares in favor of the Merger Agreement at any stockholders’ meeting called for that purpose. In addition, CONMED raised certain technical drafting issues under Viking’s Executive Change of Control Agreements, and S&C discussed these matters with Burns & Levinson LLP, personal legal counsel of Messrs. Kennedy and Mathews. Viking agreed to cooperate with CONMED to enter into amendments resolving these matters after signing of the definitive merger agreement. To that end, on August 22, 2012, representatives of CONMED discussed the proposed amendments with members of the Compensation Committee of the Viking Board, Hooks K. Johnston and William Tumber, and a representative of Cantor Fitzgerald, and, on August 23, 2012, Viking entered into amended Executive Change of Control Agreements with each of Messrs. Kennedy and Mathews to correct the technical drafting issues and to ensure that each of Messrs. Kennedy and Mathews is protected against any adverse consequences if the agreements are determined not to comply with applicable law.

Also on the weekend of August 11, 2012, representatives of S&C and TBL determined that the outstanding Warrants would need to be amended in order to enable them to be cancelled, and the holders thereof to receive such consideration upon consummation of the Merger as was contemplated by the proposed merger agreement. TBL informed S&C that, pursuant to their terms, all of the outstanding Warrants with an exercise price of $0.25 could be amended by the written consent of certain holders thereof who were already subject to confidentiality obligations; by contrast, an amendment to each outstanding Warrant with an exercise price of $0.18 would require the written consent of the individual holder thereof, a number of whom were not subject to confidentiality obligations. As a result, CONMED and Viking agreed that, concurrently with execution of the proposed merger agreement, Viking would enter into amendments with respect to the Warrants with an exercise price of $0.25 (such amendments, the “Warrant Amendments”), and that, after execution of the proposed merger agreement, CONMED and Viking would use commercially reasonable efforts to enter into amendments to the other Warrants in substance substantially similar to the Warrant Amendments. On August 12 and 13, 2012, S&C and TBL discussed and finalized forms of the Warrant Amendments, which Viking then entered into with the holders of Warrants party thereto.

On August 13, 2012, Viking convened a special meeting of its board of directors to consider CONMED’s proposal. After the meeting was concluded, Cantor Fitzgerald informed CONMED that Viking’s board had approved Viking’s entry into a definitive merger agreement with CONMED.

Later that day, CONMED, Merger Sub and Viking executed the Merger Agreement, and, at approximately 7:00 a.m., New York City time, on August 14, 2012, CONMED and Viking issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer to acquire all of the outstanding Shares at a price of $0.27 per Share.

On August 24, 2012, CONMED and Merger Sub commenced the Offer.

11.	Purpose of the Offer and Plans for Viking; Summary of the Merger Agreement and Certain Other Agreements

Purpose of the Offer and Plans for Viking

The purpose of the Offer and the Merger is for CONMED and its affiliates, through Merger Sub, to acquire control of, and the entire equity interest in, Viking. The Offer, as the first step in the acquisition of Viking, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all of the Shares not purchased pursuant to the Offer, the Top-Up Option or otherwise. Stockholders of Viking who sell their Shares in the Offer will cease to have any equity interest in Viking or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Viking. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of Viking will not bear the risk of any decrease in the value of Viking stock.

Assuming Merger Sub purchases a majority of the outstanding Shares (on a fully-diluted basis) pursuant to the Offer, CONMED is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the Viking Board. See “The Merger—Organizational Documents, Directors and Officers of the Surviving Corporation” below. At the effective time of the Merger, a Certificate of Incorporation exhibited to the Merger Agreement will be the Certificate of Incorporation of the Surviving Corporation, and the Bylaws of Merger Sub will be the Bylaws of the Surviving Corporation, in each case, until changed or amended. The directors of Merger Sub will become the directors of the Surviving Corporation until their respective successors are duly elected or appointed. See “Appointment of Directors after Acceptance for Payment of Shares Tendered Pursuant to the Offer” below.

CONMED and Merger Sub are conducting a detailed review of Viking and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. CONMED and Merger Sub will continue to evaluate the business and operations of Viking during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, CONMED intends to review such information as part of a comprehensive review of Viking’s business, operations, capitalization and management with a view to optimizing development of Viking’s potential in conjunction with Viking’s or CONMED’s existing businesses. We expect that all aspects of Viking’s business will be fully integrated into CONMED. However, plans may change based on further analysis including changes in Viking’s business, corporate structure, charter, bylaws, capitalization, board of directors and management, although, except as disclosed in this Offer to Purchase, CONMED and Merger Sub have no current plans with respect to any of such matters.

Except as disclosed in this Offer to Purchase, neither CONMED nor Merger Sub has any present plans or proposals that would result in an extraordinary corporate transaction involving Viking, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in Viking’s capitalization, corporate structure or business.

Summary of the Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Viking’s stockholders or CONMED’s stockholders. None of Viking’s stockholders or CONMED’s stockholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of CONMED, Merger Sub, Viking or any of their respective subsidiaries or affiliates. The Merger Agreement and this summary are not intended to modify or supplement any factual disclosures about CONMED or Viking, and should not be relied upon as disclosure about CONMED or Viking without consideration of the periodic and current reports and statements that CONMED and Viking file with the Commission. Factual disclosures about CONMED and Viking contained in public reports filed with the Commission may supplement, update or modify the factual disclosures contained in the Merger Agreement. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the Commission with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—“Certain Information Concerning Viking” under “Available Information”. Capitalized terms used, but not defined, herein have the respective meanings given to them in the Merger Agreement.

The Offer

The Merger Agreement provides for the commencement of the Offer by Merger Sub. Merger Sub’s obligation to accept for payment and to pay for any Shares that are tendered pursuant to the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13—“Conditions to the Offer” (each, a “Tender Offer Condition”). Merger Sub expressly reserves the right to, in its sole discretion, waive any condition to the Offer or modify the terms of the Offer. However, without the prior written consent of Viking, Merger Sub will not: (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive the Minimum Tender Condition, (iv) add to the Tender Offer Conditions or amend or modify any Tender Offer Condition in any manner adverse to the holders of Shares, (v) extend the expiration time of the Offer beyond the initial expiration time, except as otherwise provided in the Merger Agreement, or (vi) change the form of consideration payable in the Offer.

The Offer is initially scheduled to expire at 12:00 midnight, New York City time, on September 21, 2012, 20 business days following the date of the commencement of the Offer. Merger Sub must extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or its staff that is applicable to the Offer. In addition, if, at the time as of which the Offer is scheduled to expire, any Tender Offer Condition has not been satisfied or waived, Merger Sub may, in its sole discretion, extend the period of time during which the Offer remains open on one or more occasions in increments of no more than ten business days (with the length of such period to be determined by CONMED) until the termination of the Merger Agreement.

Unless the Merger Agreement or the Offer is terminated in accordance with its terms, we may in our sole discretion commence a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) after the

Acceptance Time. We are also required, if requested by Viking, to provide a subsequent offering period of not less than ten business days if we do not directly or indirectly own more than 90% of the outstanding Shares prior to commencement of such subsequent offering period. A subsequent offering period, if we include one, will be an additional period after we have accepted for payment and made payment for Shares in the Offer.

The Merger Agreement further provides that, on the terms of and subject to the conditions to the Offer, Merger Sub will accept for payment all Shares that are validly tendered pursuant to the Offer and not withdrawn as soon as practicable after the expiration time of the Offer (as it may be extended or re-extended) pursuant to the Offer.

If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of a reclassification, stock split (including a reverse stock split), stock dividend, distribution or division, recapitalization, merger, issuer tender offer or issuer exchange offer or other similar transaction, the Offer Price will be appropriately adjusted.

Appointment of Directors after Acceptance for Payment of Shares Tendered Pursuant to the Offer

The Merger Agreement provides that, effective upon the first date and time at which Merger Sub accepts Shares for payment (the “Acceptance Time”) and from time to time thereafter (so long as CONMED and Merger Sub beneficially own a majority of the outstanding Shares), Merger Sub will be entitled to elect or designate to the Viking Board the number of directors, rounded up to the next whole number, equal to the product of (1) the total number of directors on the Viking Board (giving effect to the directors elected or designated by Merger Sub) and (2) the percentage of the outstanding Shares (determined on a fully-diluted basis) then beneficially owned by Merger Sub and its affiliates. Upon exercise of such right by Merger Sub, Viking will use reasonable best efforts to (i) elect or appoint Merger Sub’s designees to the Viking Board, including by promptly filling vacancies or newly created directorships, increasing the size of the Viking Board and/or securing the resignations of such number of its incumbent directors and (ii) cause the directors so elected or appointed by Merger Sub to constitute the same percentage (rounded up to the nearest whole number) of the members of each committee of the Viking Board as such directors represent on the Viking Board. If Merger Sub’s designees are so elected or designated then, until the effective time of the Merger, Viking and CONMED will use reasonable best efforts to cause (x) at least three members of the Viking Board to consist of individuals who were members of the Viking Board on the date of the Merger Agreement, with preference to the independent members of the current Viking Board (the “Existing Directors”), and (y) the independent members of the Viking Board to consist of Amy S. Paul, Hooks K. Johnston and William Tumber, and (z) such independent directors to comply with all requirements of the Securities Laws applicable thereto.

The Merger Agreement provides that prior to the effective time of the Merger, when Merger Sub’s designees constitute a majority of the Viking Board, Merger Sub will cause such designees not to approve any amendment or termination by Viking of, or any waiver by Viking of, any of its rights under, the Merger Agreement that would materially and adversely affect the holders of Shares (other than CONMED and Merger Sub) or extend the time for performance of CONMED’s or Merger Sub’s obligations under the Merger Agreement, unless such action is approved by a majority of the Existing Directors.

Top-Up Option

Viking has granted Merger Sub an irrevocable option (the “Top-Up Option”) to purchase up to that number of newly issued Shares (the “Top-Up Option Shares”) equal to the aggregate number of Shares that Viking is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option, in each case, for consideration per Top-Up Option Share equal to the Offer Price.

The Top-Up Option may be exercised by Merger Sub, in whole or in part, at any time at or after the Acceptance Time, but the Top-Up Option will only be exercisable if the Minimum Tender Condition has been satisfied. The aggregate purchase price for the Shares being purchased pursuant to the Top-Up Option may be paid by Merger Sub, at its election, either entirely in cash or by delivery of cash equal to the aggregate par value of the Shares being purchased plus a promissory note for the balance due. Any such promissory note will bear interest at the rate of 3% per annum, will mature on the first anniversary of the date of execution thereof and may be prepaid without penalty.

The Merger

The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption “Conditions to the Merger”, Merger Sub will be merged with and into Viking in accordance with the applicable provisions of the DGCL, and Viking will continue as the Surviving Corporation.

If, after completion of the Offer, CONMED and Merger Sub own at least 90% of the outstanding Shares, the parties have agreed to effect a short-form merger pursuant to Section 253 of the DGCL.

Organizational Documents, Directors of the Surviving Corporation

At the effective time of the Merger, a Certificate of Incorporation exhibited to the Merger Agreement will be the Certificate of Incorporation of the Surviving Corporation, and the Bylaws of Merger Sub will be the Bylaws of the Surviving Corporation, in each case, until changed or amended. Merger Sub’s directors immediately prior to the effective time of the Merger will be the initial directors of the Surviving Corporation until their successors have been elected or appointed.

Conversion of Shares

Each Share issued and outstanding immediately prior to the effective time of the Merger (other than any (i) Shares owned by CONMED, Merger Sub or any other direct or indirect wholly-owned subsidiary of CONMED and (ii) Shares held by Viking’s stockholders who properly demand appraisal for their Shares under Delaware law) will be canceled and converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

At the effective time of the Merger, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding will be converted into one share of common stock, par value $0.001, of the Surviving Corporation.

Appraisal Rights

Any Share that, as of the effective time of the Merger, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 262 of the DGCL with respect to such Share will not be converted into or represent the right to receive the Offer Price and the holder of such Share will be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL with respect to such Share. If, after the effective time of the Merger, any holder fails to perfect, or otherwise loses its rights to appraisal under Section 262 of the DGCL, such Shares will be converted into and represent the right to receive (upon the surrender of the stock certificate representing such Shares) the Offer Price. The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to Section 262 of the DGCL. Failure to follow the steps that Section 262 of the DGCL requires for perfecting appraisal rights may result in the loss of those rights.

Treatment of Options, Awards and Warrants

The Merger Agreement provides that at the effective time of the Merger, by virtue of the Merger and without any further actions of any person, each outstanding option to purchase Shares (a “Viking Option”) under Viking’s Amended and Restated 2008 Equity Incentive Plan and 2008 Non-Employee Directors’ Stock Option Plan, whether then vested or unvested, will be cancelled and will only entitle the holder thereof to receive (without interest), as soon as reasonably practicable after the effective time of the Merger, an amount in cash equal to the product of (x) the total number of Shares subject to such Viking Option immediately prior to the effective time times (y) the excess, if any, of the Offer Price over the exercise price per Share under such Viking Option less applicable taxes required to be withheld with respect to such payment. At the effective time of the Merger, all of the Viking Options will cease to be outstanding, will be cancelled and will cease to exist, and any instrument formerly representing any of the Viking Options will thereafter represent only the right to receive the payment described in the Merger Agreement.

At the effective time of the Merger, by virtue of the Merger and without any further action of any person, each warrant to purchase Shares that is outstanding immediately prior to the effective time of the Merger, whether then exercisable or vested (a “Warrant”) will be cancelled and will only entitle the holder of such Warrant to receive, as soon as reasonably practicable after the effective time of the Merger, an amount in cash equal to the product of (x) the total number of Shares subject to such Warrant immediately prior to the effective time of the Merger times (y) the excess, if any, of the Offer Price over the exercise price per Share under such Warrant, without interest, less applicable taxes required to be withheld with respect to such payment. At the effective time of the Merger, all of the Warrants will cease to be outstanding, will be cancelled and will cease to exist, and any instrument formerly representing any of the Warrants will thereafter represent only the right to receive the payment described in the Merger Agreement.

Representations and Warranties

Representations and Warranties of Viking. Viking made customary representations and warranties to Merger Sub and CONMED in the Merger Agreement with respect to, among other matters:

•	its due organization, good standing and qualification;

•	capital structure;

•	corporate authority, approval and fairness of the transactions contemplated by the Merger Agreement;

•	governmental filings;

•	filings with the Commission and financial statements;

•	the absence of non-ordinary course activities since December 31, 2011;

•	litigation and liabilities;

•	employee benefits;

•	compliance with laws, licenses and regulations;

•	material contracts and government contracts;

•	real property;

•	takeover statutes;

•	environmental matters;

•	tax matters;

•	labor matters;

•	intellectual property;

•	insurance;

•	brokers and finders;

•	trading matters; and

•	transaction expenses.

Some of the representations and warranties in the Merger Agreement made by Viking are qualified by “materiality” or “Material Adverse Effect”. For purposes of the Merger Agreement, “Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the financial condition, properties, assets, liabilities, business, or results of operations of Viking; taken as a whole. However, none of the following, in and of itself or themselves, will constitute a Material Adverse Effect:

•	changes in the economy or financial markets generally in the United States or other countries in which Viking conducts material operations;

•	changes that are the result of factors generally affecting the medical device industry;

•

any loss of, or adverse change in, the relationship of Viking with its customers, employees or suppliers that Viking establishes through specific evidence was proximately caused by the pendency or the announcement of the transactions contemplated by the Merger Agreement;

•	changes in United States generally accepted accounting principles after the date of the Merger Agreement;

•

any failure by Viking to meet any estimates of revenues or earnings for any period ending on or after the date of the Merger Agreement and prior to the Closing (except that this exception will not prevent or otherwise affect a determination that any event, change, effect, development, state of facts, condition, circumstance or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect); and

•

a decline in the price of Viking’s common stock as quoted on the OTC Bulletin Board (except that this exception will not prevent or otherwise affect a determination that any event, change, effect, development, state of facts, condition, circumstances or occurrence underlying such decline has resulted in, or contributed to, a Material Adverse Effect);

Representations and Warranties of CONMED and Merger Sub. CONMED and Merger Sub made customary representations and warranties to Viking in the Merger Agreement with respect to, among other matters, organization, good standing and qualification, authority, governmental filings, no violations of laws and regulations, available funds, and, capitalization of Merger Sub.

Interim Operations

The Merger Agreement provides that, from the date of the Merger Agreement until the effective time of the Merger, subject to certain exceptions:

•	the business of Viking will be conducted in the ordinary and usual course consistent with past practice; and

•

Viking will use its best efforts to preserve its business organizations intact and maintain existing relations and goodwill with any domestic or foreign governmental or regulatory authorities, agencies, commissions, bodies, courts or other legislative, executive or judicial governmental entities (each a “Governmental Entity”), customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its present employees and agents.

The Merger Agreement also provides that, subject to certain exceptions, during the period from the date of the Merger Agreement until the effective time of the Merger, Viking will not, among other things:

•	adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

•

merge or consolidate Viking with any other person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

•

acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $100,000 in any transaction or series of related transactions, other than acquisitions pursuant to contracts in effect as of the date of the Merger Agreement;

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee, or encumbrance of, any shares of capital stock of Viking, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except pursuant to the exercise of Warrants or Options as contemplated by the Merger Agreement;

•	create or incur any Lien material to Viking not incurred in the ordinary course of business consistent with past practice;

•	make any loans, advances, guarantees or capital contributions to or investments in any person (other than Viking) in excess of $100,000 in the aggregate;

•

(1) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (2) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, or subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or other securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities, or (3) enter into any agreement with respect to the voting of its capital stock;

•

incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Viking, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $100,000 in the aggregate;

•	except as set forth in the capital budgets furnished by Viking and consistent therewith, make or authorize any capital expenditure in excess of $100,000 in the aggregate during any 12-month period;

•	enter into any contract that would have been a material contract (within the meaning of the Merger Agreement) had it been entered into prior to the Merger Agreement;

•

make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles or as recommended by Viking’s independent public auditors;

•

settle any actions, suits, claims, hearings, arbitrations, investigations or other proceedings before a Governmental Entity for an amount in excess of $100,000 or any obligation or liability of Viking in excess of such amount;

•	amend, modify or terminate any material contract (within the meaning of the Merger Agreement), or cancel, modify or waive any material debts or claims held by it or waive any material rights;

•

(1) make, change, or rescind any material tax election, (2) file any material amended tax return of Viking, (3) or adopt or change any material method or period of tax accounting, (4) settle or compromise any material claim relating to taxes; (5) surrender any claim for a refund of taxes; (6) enter into any closing agreement relating to taxes; (7) file any material tax return that is inconsistent with past practice; (8) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business);

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses, operations, rights, product lines, businesses or interests therein of Viking, except in connection with services provided in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $100,000 in the aggregate, other than pursuant to contracts in effect prior to the date hereof;

•

assign or grant an exclusive license of any material right in any intellectual property of Viking necessary or useful for the manufacture, use, sale, offer for sale or export of any medical device or that otherwise enables a third party to compete with Viking with respect to the manufacture or sale of any product that competes with any medical device;

•

except as required pursuant to existing written, binding agreements in effect prior to the date of the Merger Agreement and made available to CONMED, or as otherwise required by applicable law, (1) grant or provide any severance or termination payments or benefits to any director, officer or employee of Viking, (2) increase in any manner the compensation, bonus, pension, welfare, fringe, severance or other benefits of, pay any bonus to, or make any new equity awards to any current or former director, officer, employee or consultant of Viking, (3) become a party to, establish, adopt, commence participation in, amend or terminate any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or consultants of Viking (or newly hired employees) or amend the terms of any outstanding equity-based awards, (4) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, to the extent not already provided in any such benefit plan, (5) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (6) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (7) forgive any loans or issue any loans to directors, officers or employees of Viking;

•

take any action or omit to take any action that would reasonably be expected to result in any of the Tender Offer Conditions (as defined it the Merger Agreement) or the conditions to the Merger set forth in the Merger Agreement; or

•	agree, authorize or commit to do any of the foregoing.

In addition, the Merger Agreement requires Viking to: (1) prior to making any written or oral communications to the directors, officers or employees of Viking pertaining to compensation or benefit matters that are affected by the transactions contemplated by the Merger Agreement, provide CONMED with a copy of the intended communication such that CONMED will have a reasonable period of time to review and comment on the communication; (2) consult with CONMED in connection with any proposed meeting with the FDA or any other Governmental Entity relating to any medical device, (3) promptly inform CONMED of, and provide CONMED with a reasonable opportunity to review, any material filing proposed to be made by or on behalf of any of Viking, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Governmental Entity by or on behalf of any of Viking, (4) keep CONMED promptly informed of (x) any communication (written or oral) with or from the FDA and any other Governmental Entity and (y) any material communications (written or oral) received from any person relating to the intellectual property of Viking, (5) promptly inform CONMED and provide CONMED or Merger Sub with a reasonable opportunity to comment, in each case, prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, promotional or marketing materials or activities relating to any medical device, and (6) cooperate with, and provide reasonable access to, CONMED’s representative for purposes of reviewing and assessing Viking’s compliance with any and all relevant laws, compliance programs, and procedures, and give due consideration to any resulting recommendations provided CONMED’s representative.

CONMED has agreed not to knowingly take or permit any of its subsidiaries to take any action that would reasonably be expected to prevent the consummation of the Merger.

No Solicitation or Negotiation

The Merger Agreement requires that neither Viking nor any of its officers, directors, or representatives will, and that Viking will use its best efforts to instruct and cause its employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

•

initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to: (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Viking and (ii) any acquisition by any person resulting in, or proposal or offer, which if consummated would result in, any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of Viking, or 15% or more of the consolidated total assets of Viking in each case other than the transactions contemplated by the Merger Agreement, (collectively, an “Acquisition Proposal”); or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal; or

•	otherwise facilitate any effort or attempt to make an Acquisition Proposal.

Prior to the time, but not after, Merger Sub acquires Shares in the Offer, Viking may: (1) provide information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of Viking if the company receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement, and an executed standstill agreement, and promptly discloses (and, if applicable, provides copies of) any such information to CONMED to the extent not previously provided to CONMED; (2) engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written Acquisition Proposal; or (3) after having complied with the Merger Agreement, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (1), (2) or (3) above, the Viking Board determines in good faith after consultation with its outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable law, and (y) in each such case referred to in clause (1) or (2) above, the Viking Board has determined in good faith based on the information then available and after consultation with its outside legal counsel and with its financial advisor that such Acquisition Proposal constitutes a Superior Proposal (defined below) and (z) in the case referred to in clause (3) above, the Viking Board determines in good faith (after consultation with its outside legal counsel and with its financial advisor) that such Acquisition Proposal is a Superior Proposal.

For purposes of the Merger Agreement, “Superior Proposal” means a written unsolicited, fully-financed and bona fide Acquisition Proposal that would result in a party other than CONMED or its affiliates becoming the beneficial owner, directly or indirectly, substantially all of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of Viking that the board of directors of Viking has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to Viking’s stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (after taking into account any revisions to the terms of the transaction contemplated by the Merger Agreement and the time likely to be required to consummate such Acquisition Proposal).

No Change of Recommendation or Alternative Acquisition

The Viking Board has recommended that Viking’s stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required, vote their Shares in favor of adopting the Merger Agreement (the “Company Recommendation”). The Merger Agreement provides that, except as described below, the Viking Board may not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to CONMED or Merger Sub, the Viking Recommendation with respect to the Merger; or cause or permit Viking to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in the Merger Agreement entered into in compliance with the Merger Agreement) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

However, the Merger Agreement further provides that, prior to the time, but not after, Merger Sub acquires Shares in the Offer, if an Acquisition Proposal has been made after the date of the Merger Agreement, the Viking Board may withhold, withdraw, qualify or modify the Viking Recommendation or approve, recommend or otherwise declare advisable such Acquisition Proposal (each, a “Change of Recommendation”), if the Viking Board determines in good faith, after consultation with its outside legal counsel and with its financial advisor, that: (i) such Acquisition Proposal was not solicited, initiated, encouraged or facilitated in breach of the Merger Agreement, (ii) such Acquisition Proposal would be reasonably likely to constitute a Superior Proposal, (iii) failure to do so would be inconsistent with such board of directors’ fiduciary obligations under applicable law. No Change of Recommendation may be made until after at least 48 hours following CONMED’s receipt of notice from Viking advising that management of Viking currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under the Merger Agreement.

The Merger Agreement further provides that, in determining whether to make a Change of Recommendation in response to an Acquisition Proposal or otherwise, the Viking Board must take into account (and Viking will negotiate in good faith with CONMED with respect to) any changes to the terms of the Merger Agreement proposed by CONMED and any other information provided by CONMED in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Merger Agreement, including with respect to the notice period referred to in the Merger Agreement.

Viking Stockholders’ Meeting

The Merger Agreement provides that, unless CONMED and Merger Sub own 90% or more of the outstanding Shares (determined on a fully-diluted basis) after purchasing Shares in the Offer, then Viking will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after such purchase in the Offer, and in any event within ninety (90) days after the date of the Merger Agreement, to consider and vote upon the adoption of the Merger Agreement and will not postpone or adjourn such meeting except to the extent required by applicable law. Unless a Change of Recommendation will have occurred, the Viking Board will recommend such adoption (and will take all lawful action to solicit such adoption of the Merger Agreement).

Efforts to Close the Transactions

The Merger Agreement provides that each party will cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Merger Agreement, the ancillary agreements and applicable laws to consummate the Offer, and make effective the Merger and the other transactions as soon as practicable.

Employee Benefits

The Merger Agreement provides that CONMED will, during the period commencing at the effective time of the Merger and continuing through the end of the calendar year in which the closing occurs, the employees of Viking will continue to be provided “employee welfare benefits” (within the meaning of Section 3(1) of ERISA) and “employee pension benefits” (within the meaning of Section 3(2) of ERISA) (excluding in each case, equity awards) that are substantially comparable in the aggregate to the employee welfare benefits and employee pension benefits that are generally made available to similarly situated employees of CONMED or its subsidiaries (other than Viking). Notwithstanding the foregoing, nothing contained in the Merger Agreement will (1) be treated as an amendment of any particular Viking benefit plan, (2) give any third party any right to enforce the provisions of the Merger Agreement or (3) obligate CONMED, the Surviving Corporation or any of their affiliates to (i) maintain any particular benefit plan or (ii) retain the employment of any particular employee.

The Merger Agreement further provides that, prior to the effective time of the Merger, if requested by CONMED in writing, Viking will (i) cause to be amended its employee benefit plans and arrangements to the extent necessary to provide that no employees of CONMED and its subsidiaries will commence participation therein following the effective time of the Merger unless the Surviving Corporation or such subsidiary explicitly authorizes such participation and (ii) cause Viking’s 401(k) Plan to be terminated, effective immediately prior to the effective time of the Merger. In the event that CONMED requests that Viking’s 401(k) Plan be terminated, Viking will provide CONMED with evidence that Viking’s 401(k) Plan will be terminated, effective immediately prior to the effective time of the Merger, pursuant to resolution of Viking’s Board (the form and substance of which will be subject to review and approval by CONMED) not later than the day immediately preceding the effective time of the Merger. In addition, prior to the effective time of the Merger, to the extent permitted by applicable law and the terms of the applicable plan or arrangement, CONMED will cause to be amended the employee benefit plans and arrangements of it and its subsidiaries to the extent necessary to provide that no employees of Viking will commence participation therein following the effective time of the Merger unless CONMED or such subsidiary explicitly authorizes such participation. Viking also agrees to cause each of its officers and directors to repay any outstanding loans or notes to Viking prior to the effective time of the Merger.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that from and after the effective time of the Merger, each of CONMED and the Surviving Corporation will indemnify and hold harmless each director and officer of Viking (acting in such capacity), determined as of the effective time of the Merger (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the Merger to the fullest extent that Viking would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date of the Merger Agreement to indemnify such person (and CONMED or the Surviving Corporation will also advance expenses as incurred to the fullest extent permitted under applicable law, so long as that person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

The Merger Agreement further provides that prior to the effective time of the Merger, Viking will and if Viking is unable to, CONMED will cause the Surviving Corporation as of the effective time of the Merger to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the Merger with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as Viking’s existing policies with respect to matters existing or occurring at or prior to the effective time of the Merger. If Viking and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the Merger, the Surviving Corporation will continue to maintain in effect for a period of at least six years from and after the effective time of the Merger the D&O Insurance in place as of the date of the Merger Agreement with benefits and levels of coverage at least as favorable as provided in Viking’s existing policies as of the date of the Merger Agreement, or the Surviving Corporation will use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in Viking’s existing policies as of the date of the Merger Agreement). However, in no event will CONMED or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 200% of the annual premiums paid by Viking for such insurance on the date of the Merger Agreement.

Bridge Loan

Pursuant to the Merger Agreement, CONMED has provided Viking with a loan, evidenced by a promissory note secured by the assets of Viking (the “Promissory Note”), with a principal amount of up to $1,000,000 ($500,000 of which was drawn on August 14, 2012, and up to $500,000 of which will be available to be drawn on or after September 12, 2012), and accruing simple interest on the outstanding amount at the prime rate (as published from time to time in the Wall Street Journal) plus 2% per annum, compounding annually. Following occurrence of an event of default, as further provided in the Promissory Note, this interest rate would increase by 2% per annum.

The principal amount of the Promissory Note, and any interest accrued thereon, will become immediately due and payable to CONMED on the date that is 90days following the earlier to occur of (x) the termination of the Merger Agreement for any reason and (y) the Closing Date. However, upon the earlier to occur of: (i) termination of the Merger Agreement by Viking to authorize entry into an Alternative Acquisition Agreement, or (ii) entry by Viking into an Alternative Acquisition Agreement, the principal amount of the Promissory Note, and any interest accrued thereon, will become immediately due and payable to CONMED on the date that is two days after the occurrence of such event.

Litigation

The Merger Agreement provides that each party will promptly provide the other parties with notice of, and copies of all pleadings and correspondence relating to, any civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings against any such party or any of its directors or officers arising out of or relating to the Merger Agreement, any ancillary agreements or the transactions contemplated (a “Transaction Proceeding”). Viking will give CONMED the opportunity to participate in the defense, settlement, or compromise of any such Transaction Proceeding against Viking or any of its directors or officers, and no such settlement or compromise will be agreed to without the prior written consent of CONMED. For purposes of this paragraph “participate” means that CONMED will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Proceeding by Viking (to the extent that the attorney-client privilege between Viking and its counsel is not undermined or otherwise affected), and CONMED may offer comments or suggestions with respect to the Transaction Proceeding but will not be afforded any decision-making power or other authority over the Transaction Proceeding except for the settlement or compromise consent set forth above.

CONMED will have the right to terminate the Merger Agreement if there is pending any Transaction Proceeding that seeks any damages and/or any costs and disbursements (including attorneys’ and experts’ fees and expenses), in excess of $1,000,000 in the aggregate or that, if decided against Viking, would reasonably be expected to have a Material Adverse Effect (a “Material Transaction Proceeding”). See below under the caption “Termination”.

Transaction Expenses

The Merger Agreement provides that Viking will give CONMED prompt notice of any event, change, effect, development, state of facts, condition, circumstance or occurrence that would reasonably be expected to cause any of the Transaction Expenses to exceed the estimates furnished by Viking in connection with the Merger Agreement. Without the prior written consent of CONMED, Viking will not incur, or take any action that would reasonably be expected to result in the incurrence of, any Transaction Expense that exceeds the estimate provided therefor.

Conditions to the Merger

The Merger Agreement provides that the respective obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•

if CONMED and Merger Sub own less than 90% of the outstanding Shares (determined on a fully-diluted basis) after purchasing Shares in the Offer, the Merger Agreement has been duly adopted by holders of Shares constituting the requisite vote and has been duly approved by sole stockholder of Merger Sub in accordance with applicable law and the certificate of incorporation and by-laws of each such corporation;

•

no court or other Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered by any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated; and

•	Merger Sub has accepted for payment and purchased, or caused to be accepted for payment and purchased, all Shares validly tendered and not validly withdrawn pursuant to the Offer.

Termination

The Merger Agreement provides that it may be terminated:

•	by mutual written consent of CONMED and Viking;

•	by either CONMED or Viking if Merger Sub has not accepted Shares for payment pursuant to the Offer on or before November 30, 2012, (the “Termination Date”);

•	by either CONMED or Viking, if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable;

•	by either CONMED or Viking if the Offer has terminated or expired in accordance with its terms without Merger Sub’s having purchased any Shares pursuant to the Offer;

•

by Viking if there has been a breach of any representation, warranty, covenant or agreement made by CONMED or Merger Sub in the Merger Agreement or any such representation, or warranty has become untrue or incorrect on any date subsequent to the date of the Merger Agreement, which breach or failure to perform would reasonably be expected to prevent, materially delay or impair the ability of CONMED and Merger Sub to consummate the Offer, the Merger and the other contemplated transactions and is not curable or, if curable, has not been cured after three business days;

•

by Viking if (i) Viking is not in material breach of any of the terms of the Merger Agreement, (ii) the Viking Board authorizes Viking to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and Viking notifies CONMED in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iii) CONMED does not make, within five business days of receipt of Viking’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Viking Board determines, in good faith after consultation with its financial advisor, is at least as favorable, from a financial point of view, to the stockholders of Viking as the Superior Proposal (except that Viking (x) may not enter into the binding agreement referred to in clause (iii) until at least the sixth business day after it has provided the required notice to CONMED, (y) must notify CONMED promptly if its intention to enter into the written agreement referred to in its notification changes, and (z) during the six-day period referred to in clause (x), must negotiate in good faith with CONMED with respect to any revisions to the terms of the transaction contemplated by the Merger Agreement proposed by CONMED in response to a Superior Proposal, if any);

•	by CONMED if the Viking Board makes a Change of Recommendation;

•

by CONMED if at any time following receipt of an Acquisition Proposal, the Viking Board of directors fails to reaffirm its approval or recommendation of the Merger Agreement and the Merger as promptly as practicable (but in any event within three business days after receipt of any written request to do so from CONMED);

•

by CONMED if a tender offer or exchange offer for outstanding Shares is publicly disclosed and, prior to the earlier of (i) the date prior to the date of the Stockholders Meeting and (ii) 11 business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Viking Board of directors fail to recommend unequivocally against acceptance of such offer;

•	by CONMED if there is pending any Material Transaction Proceeding;

•	by CONMED if the Offer is terminated or expires without the Minimum Tender Conditions having been satisfied; or

•

by CONMED if there has been a breach of any representation, warranty, covenant or agreement made by Viking in the Merger Agreement or any such representation or warranty becomes untrue or incorrect on any date subsequent to the date of the Merger Agreement which would reasonably be expected to have a Material Adverse Effect, in any such case in a manner that causes any Tender Offer Condition not to be satisfied at any then scheduled expiration time of the Offer, and such breach or failure to be true or correct either is not curable or, if curable, has not been cured prior to the earlier of (x) 30 days after written notice thereof is given by CONMED to Viking and (y) the Termination Date.

Effect of Termination and Abandonment

Viking must pay to CONMED a termination fee of $900,000 (the “Termination Fee”), and reimburse all of CONMED’s documented out-of-pocket expenses up to a maximum amount of $225,000, if:

•

a bona fide Acquisition Proposal has been made to Viking or any of its stockholders or any person has publicly announced an intention to make an Acquisition Proposal with respect to Viking (and such Acquisition Proposal or publicly announced intention will not have been publicly withdrawn without qualification at least (x) 30 business days prior to, with respect to any termination pursuant to the provisions described in the second bullet under “Termination” above, the date of termination, and (y) ten business days prior to, with respect to termination pursuant to the provisions described in the fourth bullet under “Termination” above, the date of the termination or expiration of the Offer), and thereafter the Merger Agreement is terminated by either CONMED or Viking pursuant to the provisions described in the second or fourth bullet under “Termination” above;

•	the Merger Agreement is terminated by CONMED pursuant to the provisions described in the seventh, eighth, ninth, tenth, eleventh or twelfth bullet under “Termination” above;

•

the Merger Agreement is terminated by Viking pursuant to the provisions described in the second or fourth bullet under “Termination” above, and, on or prior to the date of such termination, any event giving rise to CONMED’s right to terminate pursuant to the provisions described in the seventh, eighth, ninth, tenth, eleventh or twelfth bullet under “Termination” above has occurred; or

•	the Merger Agreement is terminated by Viking pursuant to the provisions described in the sixth bullet under “Termination” above.

No Termination Fee will be paid to CONMED pursuant to the provision described in the first bullet under “Effect of Termination and Abandonment” above unless and until, within 12 months of such termination (1) Viking has entered into an Alternative Acquisition Agreement with respect to, or has consummated or has approved or recommended to Viking’s stockholders or otherwise not opposed, an Acquisition Proposal or (2) there has been consummated an Acquisition Proposal (substituting, in both instances, “50%” for “15%” in the definition of “Acquisition Proposal”).

If the Merger Agreement is terminated by either CONMED or Viking pursuant to the provisions described in the fourth bullet under “Termination” above, and, prior to the date of such termination, the Offer terminated or expired without the Minimum Tender Condition having been satisfied, then Viking will, in consideration of the time and expense incurred by CONMED and Merger Sub in connection with the Offer, promptly, but in any event within two days after the date of such termination, reimburse CONMED the amount of $225,000.

Assignment

The Merger Agreement is not be assignable by operation of law or otherwise. However, CONMED may designate, by written notice to Viking, another wholly-owned direct or indirect subsidiary in lieu of Merger Sub, so long as any such designation will not materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or otherwise materially impede the rights of the stockholders of Viking under the Merger Agreement.

Executive Change of Control Agreements

The Merger Agreement provides that Viking will cooperate with CONMED and use commercially reasonable efforts to enter into amendments to each of the Executive Change of Control Agreements, dated as of August 6, 2008, by and between Viking and Messrs. John “Jed” Kennedy and Robert Mathews (and, if requested by CONMED, any other “change of control” or similar contract to which Viking is a party), in each case, on such terms and conditions as are reasonably acceptable to CONMED. On August 23, 2012, Viking entered into amended Executive Change of Control Agreements with each of Messrs. Kennedy and Mathews to correct certain technical drafting issues and to ensure that each such executive is protected against any adverse consequences if the agreements are determined not to comply with applicable tax law.

Warrants

The Merger Agreement provides that Viking will comply with each provision of the Warrants relevant to the Merger Agreement and the contemplated transactions. Further, as to each Warrant with respect to which the Warrant Amendments do not apply (the “Specified Warrants”), Viking will use commercially reasonable efforts to enter into amendments with each holder, in substance substantially similar to the Warrant Amendments and effective on or prior to the effective time of the Merger, providing for the cancellation of such Specified Warrants and the receipt of the consideration by the holders.

12.	Source and Amount of Funds

We estimate that we will need up to approximately $25 million to purchase all of the issued and outstanding Shares and to pay related fees and expenses. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger, and (d) CONMED has sufficient funds to purchase all Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the expiration time of the Offer, to acquire the remaining outstanding Shares in the Merger on the payment date applicable thereto.

13.	Conditions to the Offer

Notwithstanding any other provisions of the Offer, Merger Sub will not be required to, and CONMED will not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares if at any time on or after the date of the commencement of the Offer and prior to the expiration time of the Offer, any of the following events has occurred and is continuing at the then scheduled expiration time of the Offer:

•

there has not been validly tendered and not properly withdrawn a number of Shares that, together with the Shares beneficially owned by CONMED and Merger Sub, constitute at least a majority of the total number of then outstanding Shares on a “fully-diluted basis” (which total number is the number of

Shares issued and outstanding plus the number of Shares that Viking would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise) (the “Minimum Tender Condition”);

•

as of the date of the Merger Agreement and as of the expiration time of the Offer (except for any representation or warranty made as of a specified date, in which case as of such specified date), (A) any of Viking’s representations or warranties in the Merger Agreement that are qualified as to Material Adverse Effect are not true and correct in all respects, (B) any of Viking’s representations or warranties in the Merger Agreement regarding Viking’s capital structure, Viking’s corporate authority, Viking’s financial statements or takeover statutes, are not true and correct in all respects, and (C) any other of Viking’s representations or warranties in the Merger Agreement that are not qualified as to Material Adverse Effect are not true and correct in all respects (disregarding all qualifications as to “materiality” contained in such representations and warranties) except where such failure to be true and correct, individually or in the aggregate with such other failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect;

•

Viking has not performed in all material respects its obligations required to be performed prior to the expiration time of the Offer under the Merger Agreement, and any failure to perform has not been cured prior to the expiration time of the Offer;

•	Viking has failed to deliver an officer’s certificate certifying that it has satisfied the conditions described in the two immediately-preceding bullet points;

•

there is pending any (i) action, claim, suit, investigation or proceeding by any domestic or foreign governmental, administrative or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity having authority over CONMED, Merger Sub or Viking, seeking to restrain, enjoin or prohibit the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or (ii) Material Transaction Proceeding;

•	the Merger Agreement has been terminated in accordance with its terms;

•

there has occurred (a) any general suspension of, or limitation of quotation of Viking’s securities on the OTCBB or the OTCQB markets, or (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

Viking has failed to obtain the consent or approval of each person whose consent or approval is required under any contract to which Viking is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or

•	there has occurred a Material Adverse Effect with respect to Viking.

The foregoing conditions (except for the Minimum Tender Condition) may be waived by CONMED or Merger Sub in whole or in part at any time and from time to time, subject to the terms of the Merger Agreement.

14.	Dividends and Distributions

The Merger Agreement provides that, subject to certain exceptions, Viking will not, between the date of the Merger Agreement and the date and time at which Merger Sub accepts Shares for payment in the Offer, declare, accrue, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock. See Section 11—“Purpose of the Offer and Plans for Viking; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Interim Operations”.

15.	Certain Legal Matters

General. Except as otherwise set forth in this Offer to Purchase, based on CONMED’s and Merger Sub’s review of publicly available filings by Viking with the Commission and other information regarding Viking,

CONMED and Merger Sub are not aware of any licenses or other regulatory permits that appear to be material to the business of Viking and that might be adversely affected by the acquisition of Shares by Merger Sub or CONMED pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Merger Sub or CONMED pursuant to the Offer. In addition, except as set forth below, CONMED and Merger Sub are not aware of any filings, approvals or other actions by or with any Governmental Entity or administrative or regulatory agency that would be required for CONMED’s and Merger Sub’s acquisition or ownership of the Shares. Should any such approval or other action be required, CONMED and Merger Sub currently expect that such approval or action, except as described below under “State Takeover laws”, would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Viking’s or CONMED’s business or that certain parts of Viking’s or CONMED’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—“Conditions to the Offer”.

Stockholder Litigation. A purported holder of Shares has filed a putative stockholder class action lawsuit in the Delaware Court of Chancery, captioned as follows: Thanh Tran v. Viking Systems, Inc., et al, Case No. 7797- (Del. Ch.). The action is brought against Viking, its directors, CONMED and Merger Sub. The action alleges, among other things, that Viking’s directors breached their fiduciary duties by approving the Merger Agreement, and that Viking, CONMED and Merger Sub aided and abetted these alleged breaches of fiduciary duty. The complaint seeks, among other things, to enjoin the proposed transaction, as well as to award the plaintiff’s attorneys’ fees and other costs. Although in light of the risks inherent in any legal proceeding, there can be no assurance that CONMED and Merger Sub will not incur material liability or expense in connection with this suit, or that CONMED and Merger Sub will be successful in achieving a favorable outcome in a timely manner with respect to this suit, CONMED and Merger Sub believe this suit is entirely without merit and intend to defend vigorously against these claims.

Stockholder Approval. Viking has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Viking and the consummation by Viking of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Viking, and no other corporate proceedings on the part of Viking are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger (other than, with respect to the Merger, the adoption of the Merger Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of the Certificate of Merger and other documents as required by the DGCL). As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to Viking’s certificate of incorporation, the Shares are the only securities of Viking that entitle the holders thereof to voting rights. If following the purchase of Shares by Merger Sub pursuant to the Offer, Merger Sub and its affiliates own more than a majority of the outstanding Shares, Merger Sub will be able to effect the Merger without the affirmative vote of any other stockholder of Viking. CONMED and Merger Sub have agreed pursuant to the Merger Agreement that they will cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of the Merger Agreement and approval of the Merger.

Short-Form Merger. The DGCL provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, Merger Sub directly or indirectly owns at least 90% of the outstanding Shares, CONMED could, and (subject to the satisfaction or waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement, to effect the Merger without prior notice to, or any action by, any other stockholder of Viking if permitted to do so under the DGCL.

State Takeover Laws. A number of states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, Viking has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the “business combination” is approved by the board of directors of such corporation prior to such date.

Viking has represented to us in the Merger Agreement that the Viking Board (at a meeting or meetings duly called and held) has approved, for purposes of the DGCL and any other “interested stockholder” or other similar statute or regulation that might be deemed applicable, the Offer, the Merger, the Merger Agreement and the other agreements and transactions referred to therein and the transactions contemplated thereby. Merger Sub has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Merger Sub reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, the Merger Agreement and the other agreements and transactions referred to therein, as applicable, Merger Sub may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Merger Sub might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Merger Sub may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—“Conditions to the Offer”.

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. This value may be the same, more or less than the price that we are offering to pay you in the Offer.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any dissenters’ and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither CONMED nor Merger Sub believes that Rule 13e-3 will be applicable to the Merger.

16.	Fees and Expenses

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

Merger Sub and CONMED have filed with the Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 9—“Certain Information Concerning CONMED and Merger Sub” under “Available Information”.

The Offer does not constitute a solicitation of proxies for any meeting of Viking’s stockholders. Any solicitation that Merger Sub or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of CONMED or Merger Sub not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of CONMED, Merger Sub, Viking or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Arrow Merger Corporation.

August 24, 2012

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE

EXECUTIVE OFFICERS OF MERGER SUB AND CONMED

1.	Directors and Executive Officers of Merger Sub

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Merger Sub are set forth below. The business address of each such director and executive officer is Arrow Merger Corporation, c/o CONMED Corporation, 525 French Road, Utica, New York, 13502, and the business phone number is (315) 797-8375. All directors and officers listed below are citizens of the United States.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Joseph J. Corasanti Director	Joseph J. Corasanti (age 48) has served as President and Chief Executive Officer of CONMED since January 1, 2007, having served as President and Chief Operating Officer since August 1999 and as a Director since May 1994. Mr. Corasanti is also a member of the Board of Directors of II-VI, Inc. (NASDAQ: IIVI), a manufacturer of optical and electro-optical components and devices for infrared, e-ray, gamma-ray, telecommunication and other applications, where he is a member of the audit committee. He also served as General Counsel and Vice President-Legal Affairs of CONMED from March 1993 to August 1998 and Executive Vice-President/General Manager of CONMED from August 1998 to August 1999. Prior to that time, he was an Associate Attorney with the law firm of Morgan, Wenzel & McNicholas, Los Angeles, California from 1990 to March 1993. Mr. Corasanti is admitted to the State Bar of New York and California. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law.

Daniel S. Jonas Director and Secretary	Daniel S. Jonas (age 48) joined CONMED as General Counsel in August 1998 and became the Vice President-Legal Affairs in March 1999. From September 1999 through July 2005, Mr. Jonas assumed responsibility for certain of CONMED’s Regulatory Affairs and Quality Assurance Departments. In March 2003, Mr. Jonas also became responsible for the administration of CONMED’s ethics policy. Mr. Jonas is also the Chairman of MedTech Association, Inc. Prior to his employment with CONMED, Mr. Jonas was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Mr. Jonas holds an A.B. degree from Brown University and a J.D. from the University of Pennsylvania Law School.

Robert D. Shallish, Jr Vice President—Chief Financial Officer	Robert D. Shallish, Jr. (age 63) joined CONMED as Chief Financial Officer and Vice President-Finance in December 1989 and has also served as an Assistant Secretary since March 1995. Prior to this, he was employed as Controller of Genigraphics Corporation in Syracuse, New York since 1984. He was employed by Price Waterhouse LLP as a certified public accountant from 1972 through 1984 where he most recently served as a senior manager. Mr. Shallish graduated with a B.A. degree in Economics from Hamilton College and holds a Master’s degree in Accounting from Syracuse University.

Luke A. Pomilio Vice President—Controller	Luke A. Pomilio (age 47) joined CONMED as Controller in September 1995. Subsequently, Mr. Pomilio assumed additional responsibility for certain corporate functions including worldwide operations and select administrative functions. In May 2009, Mr. Pomilio was promoted to Vice President, Controller and Corporate General Manager. Prior to his employment with CONMED, Mr. Pomilio was employed as a certified public accountant with Price Waterhouse LLP. Mr. Pomilio graduated with a B.S. degree in Accounting from Clarkson University.

2.	Directors and Executive Officers of CONMED

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of CONMED are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o CONMED Corporation, 525 French Road, Utica, New York, 13502, and the business phone number is (315) 797-8375. All directors and officers listed below are citizens of the United States.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Eugene R. Corasanti Chairman of the Board of Directors	Eugene R. Corasanti (age 81) has served as Chairman of the Board of CONMED since its incorporation in 1970. Mr. Corasanti also served as CONMED’s Chief Executive Officer from its founding through December 31, 2006 and continues to serve as Vice Chairman. Prior to the founding of CONMED, Mr. Corasanti was an independent public accountant. Mr. Corasanti holds a B.B.A. degree in Accounting from Niagara University.

Joseph J. Corasanti President, Chief Executive Officer and Director	Joseph J. Corasanti (age 48) has served as President and Chief Executive Officer of CONMED since January 1, 2007, having served as President and Chief Operating Officer since August 1999 and as a Director since May 1994. Mr. Corasanti is also a member of the Board of Directors of II-VI, Inc. (NASDAQ: IIVI), a manufacturer of optical and electro-optical components and devices for infrared, e-ray, gamma-ray, telecommunication and other applications, where he is a member of the audit committee. He also served as General Counsel and Vice President-Legal Affairs of CONMED from March 1993 to August 1998 and Executive Vice-President/General Manager of CONMED from August 1998 to August 1999. Prior to that time, he was an Associate Attorney with the law firm of Morgan, Wenzel & McNicholas, Los Angeles, California from 1990 to March 1993. Mr. Corasanti is admitted to the State Bar of New York and California. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law.

Bruce F. Daniels Director	Bruce F. Daniels (age 77) has served as a Director of CONMED since August 1992. Mr. Daniels is a retired executive. From August 1974 to June 1997, Mr. Daniels held various executive positions, including a position as Controller with Chicago Pneumatic Tool Company. Mr. Daniels holds a B.S. degree in Business from Utica College of Syracuse University.

Jo Ann Golden Director	Jo Ann Golden (age 64) has served as a Director of CONMED since May 2003. Ms. Golden is a certified public accountant and the managing partner of the New Hartford, New York office of Dermody Burke and Brown, CPAs, LLC, an accounting firm. Ms. Golden is also a member of the Board of Directors of the Bank of Utica, serving in this role since December 2009, and as Chair of the Audit & Examining Committee since 2010. Ms. Golden is a past President of the New York State Society of Certified Public Accountants (the “State Society”), having served previously as the Secretary and Vice President of the State Society. In addition, Ms. Golden was a president of the New York State Society’s Foundation for Accounting Education. Ms. Golden served as a member of the governing Council of the American Institute of Certified Public Accountants (“AICPA”), and was a member of the AICPA’s Global Credential Survey Task Force in 2001. Ms. Golden holds a B.A. from the State University College at New Paltz, and a B.S. in Accounting from Utica College of Syracuse University.

Stephen M. Mandia Director	Stephen M. Mandia (age 47) has served as a Director of CONMED since July 2002. Mr. Mandia has served as Chairman of the Board of Directors of Sovena USA, formerly East Coast Olive Oil Corp., and now a subsidiary of Sovena Group since January 1, 2010 and currently serves as the Chairman of the Board of Eva Gourmet. He is also the Chief Executive Officer of Mandia International Trading Corp. He previously served as Chief Executive Officer of Sovena USA from 1991 to December 31, 2009. Mr. Mandia holds a B.S. Degree from Bentley College, located in Waltham, Massachusetts, having also undertaken undergraduate studies at Richmond College in London.

Stuart J. Schwartz Director	Stuart J. Schwartz (age 75) has served as a Director of CONMED since May 1998. Dr. Schwartz is a retired physician. From 1969 to December 1997 he was engaged in private practice as an urologist. Dr. Schwartz holds a B.A. degree from Cornell University and an M.D. degree from SUNY Upstate Medical College, Syracuse.

Mark E. Tryniski Director	Mark E. Tryniski (age 51) has served as a Director of CONMED since May 2007 and Lead Independent Director since May 2009. He is the President and Chief Executive Officer of Community Bank System, Inc. (NYSE:CBU), where he served as Executive Vice President and Chief Operating Officer from February 2004 through August 2006. From June 2003 through February 2004, Mr. Tryniski was the Chief Financial Officer. Prior to joining Community Bank in June 2003, Mr. Tryniski was a partner with PricewaterhouseCoopers LLP. Mr. Tryniski also serves on the Board of Directors of the Independent Bankers Association of New York State. Mr. Tryniski holds a B.S. degree from the State University of New York at Oswego.

William W. Abraham Vice President—Business Development	William W. Abraham (age 80) joined CONMED in May 1977 as General Manager. He served as CONMED’s Vice President-Manufacturing and Engineering from June 1983 until October 1989. In November 1989, he was named Executive Vice President and in March 1993 he was named Senior Vice President of CONMED. In May 2009, his title was changed to Vice President of Business Development. Mr. Abraham holds a B.S. degree in Industrial Management from Utica College of Syracuse University.

Terence M. Bergé Treasurer	Terence M. Bergé (age 43) joined CONMED in June 1998 as Assistant Corporate Controller and has served as CONMED’s Treasurer since March 2008. Prior to joining CONMED, Mr. Berge was employed by Price Waterhouse LLP from 1991 through 1998 where he served most recently as an audit manager. Mr. Berge is a certified public accountant and holds a B.S. degree in Accounting from the State University of New York at Oswego.

Heather L. Cohen Vice President, Corporate HR, Deputy General Counsel, Secretary	Heather L. Cohen (age 39) joined CONMED in October 2001 as Associate Counsel, has served as Deputy General Counsel since March 2002 and as CONMED’s Secretary since March 2008. In June 2008, Ms. Cohen was also named the Vice President of Corporate Human Resources. Prior to joining CONMED, Ms. Cohen was an Associate Attorney with the law firm Getnick Livingston Atkinson Gigliotti & Priore, LLP from 1998 to 2001. Ms. Cohen holds a B.A. in Political Science and Education from Colgate University and a J.D. from Emory University.

Joseph G. Darling President—CONMED Linvatec	Joseph G. Darling (age 54) joined CONMED in May 2008 as President of CONMED Linvatec and in July 2011 also named Vice President—Corporate Commercial Operations. Prior to joining CONMED, Mr. Darling served as Senior Vice President & General Manager at Smith & Nephew, Inc. from September 2006 to April 2008 where he was a member of the executive leadership team for the sports medicine business unit within the Endoscopy division. Mr. Darling had previously held the position of Vice President, Worldwide Marketing at Smith & Nephew, Inc. from October 2005 to September 2006. Prior to Smith & Nephew, Mr. Darling served Baxter International, Inc. in a number of increasingly senior positions from May 1999 to October 2005. His final position at Baxter was Vice President, Marketing II and Integrated Delivery Network Sales within the Medication Delivery Systems division from November 2003 to October 2005. Additionally, Mr. Darling held a variety of senior sales and marketing positions with Abbott Laboratories Pharmaceutical Products Division and Wyeth-Ayerst Laboratories from 1983 to 1999. Mr. Darling holds a B.A. degree in Political Science from Syracuse University Maxwell School of Citizenship.

Daniel S. Jonas Vice President—Legal Affairs	Daniel S. Jonas (age 48) joined CONMED as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. From September 1999 through July 2005, Mr. Jonas assumed responsibility for certain of CONMED’s Regulatory Affairs and Quality Assurance Departments. In March 2003, Mr. Jonas also became responsible for the administration of CONMED’s ethics policy. Mr. Jonas is also the Chairman of MedTech Association, Inc. Prior to his employment with CONMED, Mr. Jonas was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Mr. Jonas holds an A.B. degree from Brown University and a J.D. from the University of Pennsylvania Law School.

Gregory R. Jones Vice President—Corporate Quality Assurance/Regulatory Affairs	Gregory R. Jones (age 57) joined CONMED in June 2008 as Vice President, Regulatory Affairs & Quality Assurance for the CONMED Linvatec business unit and became Vice President of Corporate Quality Assurance/Regulatory Affairs in February 2009. Prior to joining CONMED Linvatec, Mr. Jones was Senior Vice President, Regulatory Affairs & Quality Assurance and a member of the Executive Management team with Power Medical Interventions from November 2003 to May 2008. He was responsible for the development and implementation of PMI’s worldwide regulatory and quality assurance strategies. Prior to joining PMI in that role, Mr. Jones spent 14 years from 1989 to 2003 in increasingly senior RA/QA management positions at Ethicon, a Johnson & Johnson Company, ultimately serving as the Worldwide Director, Regulatory Affairs & Quality Assurance for Ethicon’s GYNECARE division from 2001 to 2003. Mr. Jones holds a B.A. degree in Sociology from Geneva College.

Luke A. Pomilio Vice President—Controller	Luke A. Pomilio joined CONMED as Controller in September 1995. In addition, in September 1999, Mr. Pomilio became a Vice President with responsibility for certain of CONMED’s manufacturing activities. Prior to his employment with CONMED, Mr. Pomilio served for two years as Controller of Rome Cable Corporation and was also employed as a certified public accountant for seven years with Price Waterhouse LLP where he served most recently as an audit manager.

Robert D. Shallish, Jr. Vice President—Chief Financial Officer	Robert D. Shallish, Jr. (age 63) joined CONMED as Chief Financial Officer and Vice President-Finance in December 1989 and has also served as an Assistant Secretary since March 1995. Prior to this, he was employed as Controller of Genigraphics Corporation in Syracuse, New York since 1984. He was employed by Price Waterhouse LLP as a certified public accountant from 1972 through 1984 where he most recently served as a senior manager. Mr. Shallish graduated with a B.A. degree in Economics from Hamilton College and holds a Master’s degree in Accounting from Syracuse University.

The Letter of Transmittal, certificates representing Shares and any other required documents should be sent by each stockholder of Viking or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

U.S. Bank National Association

By Registered or Certified Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:

U.S. Bank National Association Attn: Specialized Finance 60 Livingston Avenue—EP-MN-WS2N St. Paul, MN 55107-2292	(651) 466-7372	U.S. Bank National Association Attn: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402

Confirm Facsimile by

Telephone:

(651) 466-6777

(For Confirmation Only)

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833